Filed Pursuant to Rule 424(b)(5)
Registration No. 333-185311

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS SUPPLEMENT DATED MARCH 4, 2015

Prospectus Supplement

(To Prospectus dated December 6, 2012)

$

CME Group Inc.

% Notes due 2025

We are offering $                     of our             % notes due 2025. The notes will mature on                     , 2025 and will bear interest at a rate of             % per year. Interest on the notes will be payable semi-annually in arrears on                  and              of each year, beginning on                     , 2015.

We may redeem the notes in whole or in part at any time at the applicable redemption price described in this prospectus supplement under “Description of the Notes—Optional Redemption.” If a Change of Control Triggering Event (as defined herein) occurs, we will be required to offer to repurchase the notes from holders on the terms described in this prospectus supplement.

The notes will be our unsecured obligations and will rank equally with our existing and future unsecured and unsubordinated indebtedness. The notes will be issued in registered form only in minimum denominations of $2,000 and multiples of $1,000 in excess thereof.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement.

	Per Note		Total
Public offering price(1)		%	$
Underwriting discounts		%	$
Proceeds, before expenses, to CME Group Inc.(1)		%	$

(1)	Plus accrued interest from , 2015 if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to purchasers through the book-entry delivery system of The Depository Trust Company and its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, on or about                     , 2015.

Joint Book-Running Managers

Barclays	BofA Merrill Lynch

BMO Capital Markets	Citigroup	Credit Suisse
Lloyds Securities	MUFG	Wells Fargo Securities

                    , 2015

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. This document may only be used in jurisdictions where it is legal to sell these securities. You should assume that the information in this prospectus supplement, the accompanying prospectus and any free writing prospectus is accurate only as of the date of such document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

Prospectus Supplement

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of notes. The second part is the accompanying prospectus dated December 6, 2012, which is part of our Registration Statement on Form S-3 (Registration No. 333-185311).

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus supplement.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus or any free writing prospectus we may provide to you and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is correct as of any time subsequent to the date of such information.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer of any of the notes or an invitation on behalf of us or the underwriters or any of them to subscribe to or purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting.”

References in this prospectus supplement to “$,” “dollars” and “U.S. dollars” are to the currency of the United States of America.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy and information statements and other materials with the SEC pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act. The public may read and copy any materials we file with the Securities and Exchange Commission, or the SEC, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, including CME Group Inc., that file electronically with the SEC. Our reports, proxy statements and other materials can be located by reference to file numbers 001-31553 and 000-33379.

General information about us, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, is available free of charge through our Internet website at http://www.cmegroup.com. Information on our Internet website is not incorporated into this prospectus supplement or the accompanying prospectus or our other securities filings and is not a part of this prospectus supplement or the accompanying prospectus or any such other securities filings.

INCORPORATION BY REFERENCE

The SEC’s rules allow “incorporation by reference” into this prospectus supplement of information contained in documents that we file with the SEC. This permits us to disclose important information to you by referring you to those filed documents. Any information incorporated by reference is an important part of this prospectus supplement, and any information that we file with the SEC and incorporate herein by reference (or that is so filed and deemed incorporated herein by reference) after the date of this prospectus supplement will be deemed automatically to update and supersede this information. The following documents previously filed with the SEC are incorporated herein by reference (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 from our definitive proxy statement for the 2014 Annual Meeting of Shareholders;

•

our Current Reports on Form 8-K filed with the SEC on May 15, 2014, May 21, 2014, August 27, 2014, September 15, 2014, October 3, 2014, December 11, 2014, January 6, 2015, January 15, 2015, January 20, 2015, January 26, 2015 and February 5, 2015.

Whenever after the date of this prospectus supplement, and before the termination of the offering of the securities made under this prospectus supplement, we file reports or documents under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, those reports and documents will be deemed to be incorporated by reference into this prospectus supplement from the time they are filed (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules). Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide to each person, including any beneficial owner, to whom this prospectus supplement is delivered, without charge, upon written or oral request, a copy of any or all of the information that has been incorporated by reference into this prospectus supplement but not delivered with this prospectus supplement, excluding any exhibits other than exhibits that are specifically incorporated by reference in that information. Requests should be directed to the following address or telephone number:

CME Group Inc.

20 South Wacker Drive

Chicago, Illinois 60606

Tel: (800) 331-3332

Attention: Investor Relations

FORWARD-LOOKING STATEMENTS

Statements contained in this prospectus supplement and in the accompanying prospectus and the documents incorporated by reference herein and therein, as well as those contained in other written reports and verbal statements, that are not historical facts, including discussions of our expectations regarding our future financial performance, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “anticipate,” “could,” “estimate,” “intend,” “may,” “plan,” “expect” and similar expressions, including references to assumptions. These forward-looking statements are based on currently available competitive, financial and economic data, current expectations, estimates, forecasts and projections about the industries in which we operate and management’s beliefs and assumptions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. We want to caution you not to place undue reliance on any forward-looking statements. Among the factors that might affect our performance are:

•	increasing competition by foreign and domestic entities, including increased competition from new entrants into our markets and consolidation of existing entities;

•

our ability to keep pace with rapid technological developments, including our ability to complete the development, implementation and maintenance of the enhanced functionality required by our customers while maintaining reliability and ensuring that such technology is not vulnerable to security risks;

•

our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities, and our ability to maintain the competitiveness of our existing products and services, including our ability to provide effective services to the swaps market;

•	our ability to adjust our fixed costs and expenses if our revenues decline;

•	our ability to maintain existing customers, develop strategic relationships and attract new customers;

•	our ability to expand and offer our products outside the United States;

•

changes in domestic and non-U.S. regulations, including the impact of any changes in domestic and foreign laws or government policy with respect to our industry, such as any changes to regulations and policies that require increased financial and operational resources from us or our customers;

•	the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others;

•	decreases in revenue from our market data as a result of decreased demand;

•

changes in our rate per contract due to shifts in the mix of the products traded, the trading venue and the mix of customers (whether the customer receives member or non-member fees or participates in one of our various incentive programs) and the impact of our tiered pricing structure;

•	the ability of our financial safeguards package to adequately protect us from the credit risks of clearing members;

•

the ability of our compliance and risk management methods to effectively monitor and manage our risks, including our ability to prevent errors and misconduct and protect our infrastructure against security breaches and misappropriation of our intellectual property assets;

•	changes in price levels and volatility in the derivatives markets and in underlying equity, foreign exchange, interest rate and commodities markets;

•

economic, political and market conditions, including the volatility of the capital and credit markets and the impact of economic conditions on the trading activity of our current and potential customers;

•

our ability to accommodate increases in contract volume and order transaction traffic and to implement enhancements without failure or degradation of the performance of our trading and clearing systems;

•	our ability to execute our growth strategy and maintain our growth effectively;

•	our ability to manage the risks and control the costs associated with our strategy for acquisitions, investments and alliances;

•	our ability to continue to generate funds and/or manage our indebtedness to allow us to continue to invest in our business;
•	industry and customer consolidation;

•	decreases in trading and clearing activity;

•	the imposition of a transaction tax or user fee on futures and options on futures transactions and/or repeal of the 60/40 tax treatment of such transactions;

•	the unfavorable resolution of material legal proceedings;

•	the seasonality of the futures business; and

•	other risks detailed in our filings with the SEC.

The factors identified above are believed to be important factors, but not necessarily all of the important factors, that could cause actual results to differ materially from those expressed in any forward-looking statement. Unpredictable or unknown factors could also have material adverse effects on us. All forward-looking statements included in this prospectus supplement and in the documents incorporated by reference herein and in the accompanying prospectus are expressly qualified in their entirety by the foregoing cautionary statements and by the risk factors included in this prospectus supplement and in the documents we incorporate by reference. We caution you not to place undue reliance on any forward-looking statements. Except as required by law, rule or regulation, we undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

v

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information appearing elsewhere or incorporated by reference in this prospectus supplement or the accompanying prospectus. Since it is a summary, this section does not contain all the information that you should consider before investing in the notes. You should carefully read the entire prospectus supplement, including the section entitled “Risk Factors,” the accompanying prospectus and the documents we have filed with the SEC that are incorporated by reference herein and in the accompanying prospectus prior to making an investment decision. In this prospectus supplement, unless otherwise stated or the context otherwise requires, the terms “CME Group,” “we,” “us” and “our” refer to CME Group Inc. and its consolidated subsidiaries. The term “CME Inc.” refers to our wholly owned subsidiary Chicago Mercantile Exchange Inc.

Our Company

CME Group, through its futures exchanges and clearing houses, serves the risk management and investment needs of customers around the globe.

We offer the widest range of global benchmark products across all major asset classes, based on interest rates, equity indexes, foreign exchange, energy, agricultural commodities and metals. We also clear swaps contracts on a range of products including those based on interest rates, credit default, foreign exchange, agricultural commodities, energy and metals. More than four-fifths of our contract volume comes from trades made electronically on our CME Globex electronic trading platform. Our products provide a means for hedging, speculation and allocating assets relating to the risks associated with, among other things, interest rate sensitive instruments, equity ownership, changes in the value of foreign currency, credit risk and changes in the prices of agricultural, energy and metal commodities. We identify new products by monitoring economic trends and their impact on the risk management and speculative needs of our existing and prospective customers.

We are a global exchange with customer access available all over the world. Our customers consist of professional traders, financial institutions, institutional and individual investors, major corporations, manufacturers, producers and governments. Customers include both members of the particular exchange and non-members.

Our major product lines are traded through our electronic trading platform and our open outcry trading floors in Chicago and New York. The CME Globex electronic trading platform is accessible on a global basis nearly 24 hours a day throughout the trading week. In addition, trades can be executed through privately negotiated transactions that are cleared and settled through our CME clearing house.

CME Group operates a U.S. clearing house within CME Inc. and a U.K. clearing house within CME Clearing Europe. CME Group’s integrated clearing function is designed to ensure the safety and soundness of our markets. Our clearing services are designed to protect the financial integrity of our markets by serving as the counterparty to every trade, becoming the buyer to each seller and the seller to each buyer, and limiting credit risk. The clearing houses are responsible for settling trading accounts, clearing trades, collecting and maintaining performance bond funds, regulating delivery and reporting trading data. CME Clearing marks open positions to market at least twice a day, and requires payment from clearing firms whose positions have lost value and makes payments to clearing firms whose positions have gained value. For select cleared-only markets, positions are marked-to-market daily, with the capacity to mark-to-market more frequently as market conditions warrant. The CME ClearPort front-end system provides access to our flexible clearing services for block transactions.

A majority of our revenue is derived from clearing and transaction fees, which include electronic trading fees, surcharges for privately-negotiated transactions and other volume-related charges for contracts executed through our trading venues. Our revenues and contract volume tend to increase during periods of economic and geopolitical uncertainty as our customers seek to manage their exposure to, or speculate on, the market volatility resulting from uncertainty. In addition, our volume can be seasonal and historically we have experienced relatively higher contract volume during the first and second quarters and sequentially lower contract volume in the third and fourth quarters of the calendar year. However, these patterns may also be impacted by general market conditions. We also receive market data and information services revenue from the dissemination of our market data to subscribers. Subscribers can obtain access to our market data services either directly or through third-party distributors.

CME Group Inc. is a Delaware corporation. Our principal executive offices are located at 20 South Wacker Drive, Chicago, Illinois 60606, and our telephone number is 312-930-1000.

The Offering

The following summary contains certain material information about the notes and is not intended to be complete. Certain of the terms and conditions described below are subject to important limitations and exceptions. This summary does not contain all the information that may be important to you. For a more complete understanding of the notes, please refer to the “Description of the Notes” section in this prospectus supplement and the “Description of Debt Securities” section in the accompanying prospectus. In this section, the terms “we,” “us” and “our” refer to CME Group Inc. only and not to any of its subsidiaries.

Issuer	CME Group Inc., a Delaware corporation.

Securities Offered	$ aggregate principal amount of the % notes due 2025.

Maturity Date	, 2025.

Interest	Interest on the notes will accrue at the rate of % per year, payable semi-annually in arrears on and of each year, beginning on , 2015.

Optional Redemption	We may redeem the notes, at any time in whole or from time to time in part, prior to , 2024 (three months prior to the maturity date of the notes), at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest on the notes to be redeemed to, but excluding, the redemption date; and

•

the sum of the present values of the remaining scheduled payments of principal and interest in respect of the notes to be redeemed discounted to the redemption date (excluding interest accrued to the redemption date) on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined under “Description of the Notes—Optional Redemption”) plus      basis points, plus accrued and unpaid interest on the notes to be redeemed to, but excluding, the redemption date.

Commencing on , 2024 (three months prior to the maturity date of the notes), we may redeem the notes, at any time in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest on the notes to be redeemed to, but excluding, the redemption date. See “Description of the Notes—Optional Redemption.”

Ranking	The notes will be our unsecured senior obligations and will:

•	rank senior in right of payment to all of our existing and future subordinated indebtedness;

•	rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness;

•	be effectively subordinated to all of our existing and future secured indebtedness to the extent of the collateral securing such indebtedness; and

•	be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries, including indebtedness under CME Inc.’s clearing house facility.

As of December 31, 2014, after giving effect to the offering of the notes and the application of a portion of the net proceeds from the offering of the notes to redeem, repurchase or otherwise retire prior to maturity the $612.5 million aggregate principal amount outstanding of the 4.40% senior notes due 2018, which we refer to as the 2018 notes, issued by our indirect wholly owned subsidiary CME Group Index Services LLC and guaranteed by us, the notes would have ranked equally in right of payment with approximately $1.5 billion of unsecured and unsubordinated indebtedness and would have been effectively subordinated to approximately $1.3 billion of indebtedness and other liabilities of our subsidiaries, including trade payables but excluding $40.6 billion of clearing member cash performance bonds and guaranty fund contributions (for which we have an equal and offsetting asset) and $7.3 billion of deferred tax liabilities.

Substantially all of our revenue is generated, and substantially all of our assets are held, by our subsidiaries.

Repurchase upon Change of Control Triggering Event	Upon the occurrence of a Change of Control Triggering Event (as defined herein), unless we have exercised our option to redeem the notes, we will be required to offer to repurchase the notes at a price equal to 101% of the principal amount of the notes repurchased, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase. See “Description of the Notes—Repurchase upon Change of Control Triggering Event.”

Use of Proceeds	We intend to use the net proceeds from this offering (i) to redeem, repurchase or otherwise retire prior to maturity all of the outstanding 2018 notes and (ii) for general corporate purposes. Pending the application of the net proceeds from this offering, we may invest the net proceeds in short-term, liquid investments. See “Use of Proceeds” in this prospectus supplement. This prospectus supplement does not constitute a notice of redemption with respect to the 2018 notes.

Form and Denomination

We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company, or DTC. Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, société anonyme, Luxembourg, or Clearstream, and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, or Euroclear, will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. The notes will be issued only in denominations of $2,000 and multiples of $1,000 in excess thereof.

Risk Factors	Investment in the notes involves risks. You should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk Factors” beginning on page S-7, as well as other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether to invest in the notes.

Conflicts of Interest	A portion of the net proceeds from this offering will be used to redeem, repurchase or otherwise retire prior to maturity the 2018 notes. Certain of the underwriters and/or their affiliates may hold 2018 notes and, accordingly, may receive an amount in excess of 5% of the net proceeds from this offering. Such payments constitute a “conflict of interest” under Rule 5121 of the Financial Industry Regulatory Authority (FINRA). Because the notes offered hereby are investment grade rated, no “qualified independent underwriter” is required to be appointed in connection with the offering. However, as required by FINRA Rule 5121, no sale of the notes offered hereby will be made by any affected underwriter to an account over which it exercises discretion without the prior specific written consent of the account holder. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Governing Law	New York

Trustee	U.S. Bank National Association

Summary Consolidated Financial Data of CME Group

The following summary consolidated financial data as of and for the five years ended December 31, 2014 has been derived from CME Group’s audited consolidated financial statements. The following financial information is only a summary and you should read it in conjunction with the consolidated financial statements of CME Group and the related notes contained in reports and other information that CME Group has previously filed with the SEC. See “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus supplement.

	As of and for the Year Ended December 31,
	2014	2013	2012	2011	2010
	(dollars in millions)
Income Statement Data:
Total revenues	$3,112.5	$2,936.3	$2,914.6	$3,280.6	$3,003.7
Operating income	1,768.4	1,637.0	1,692.0	2,021.1	1,831.1
Non-operating income (expense)	3.0	(36.0)	1.4	(84.6)	(109.2)
Income before income taxes	1,771.4	1,601.0	1,693.4	1,936.5	1,721.9
Net income attributable to CME Group	1,127.1	976.8	896.3	1,812.3	951.4
Balance Sheet Data (end of period):
Cash and cash equivalents	$1,366.1	$2,469.7	$1,604.7	$1,042.3	$855.2
Marketable securities	74.7	68.4	56.6	47.6	50.2
Total assets	72,241.5	54,277.8	38,863.2	40,758.7	35,046.1
Short-term debt	—	749.9	749.7	—	420.5
Long-term debt	2,107.9	2,107.2	2,106.8	2,106.8	2,104.8
CME Group shareholders’ equity	$20,923.5	$21,154.8	$21,419.1	$21,552.0	$20,060.1
Ratio of earnings to fixed charges(1)	14.07x	10.67x	12.62x	16.02x	12.44x

(1)	The ratio of earnings to fixed charges is calculated by dividing earnings, as defined, by fixed charges, as defined. For this purpose, “earnings” consist of income before income taxes less capitalized interest, plus CME Group’s share of loss on equity investees, plus amortization of capitalized interest, plus fixed charges, and “fixed charges” consist of interest incurred and the interest portion of rent expense.

RISK FACTORS

You should carefully consider all the information included in this prospectus supplement, the accompanying prospectus and the documents filed with the SEC that are incorporated by reference in the accompanying prospectus and this prospectus supplement and, in particular, the risk factors described below and the risk factors of CME Group in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference herein and in the accompanying prospectus, before making an investment decision. The risk factors described below or incorporated by reference herein and in the accompanying prospectus are not the only risks we or holders of the notes face. Additional risks not presently known to us or that we currently believe to be immaterial may also impair our business operations or adversely affect holders of the notes, and even the risks described below may adversely affect our business or holders of the notes in ways we have not described or do not currently anticipate. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. In such case, you may lose all or part of your original investment in the notes. In the remainder of this “Risk Factors” section, the terms “we,” “us” and “our” refer to CME Group Inc. only and not to any of its subsidiaries.

The notes are senior unsecured obligations and structurally subordinated to the existing and future liabilities of our subsidiaries; we may be unable to pay interest on or repay the notes.

The notes are our senior unsecured and unsubordinated obligations and will rank equally in right of payment with all of our other existing and future senior unsecured and unsubordinated obligations. The notes are not secured by any of our assets. Any future claims of secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets.

We are a holding company, and our subsidiaries are separate and distinct legal entities from us. Substantially all of our revenue is generated by, and substantially all of our assets are held by, our subsidiaries. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to meet our payment obligations on the notes, whether in the form of dividends, distributions, loans or other payments. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon the subsidiaries’ earnings, cash flow and other business considerations. Our right to receive any assets of any of our subsidiaries upon that subsidiary’s bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we are a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in such assets of our subsidiaries and any indebtedness of our subsidiaries senior in right of payment to that held by us. As of December 31, 2014, after giving effect to the offering of the notes and the application of a portion of the net proceeds from the offering of the notes to redeem, repurchase or otherwise retire prior to maturity all of the outstanding 2018 notes, as described under “Use of Proceeds,” the notes would have been effectively subordinated to approximately $1.3 billion of indebtedness and other liabilities of our subsidiaries, including trade payables, excluding $40.6 billion of clearing member cash performance bonds and guaranty fund contributions (for which we have an equal and offsetting asset) and $7.3 billion of deferred tax liabilities. In addition, CME Inc. maintains its clearing house facility, a committed $7.0 billion 364-day revolving line of credit that generally provides liquidity to our subsidiaries’ clearing house operations in the event of clearing member default, a liquidity constraint or default by a depositary (custodian for our collateral) or in the event of a temporary disruption with the domestic payments system that would delay payment of settlement variation between us and our clearing firms, under which CME Inc. has the option to request an increase in the line of credit to $10.0 billion. As of December 31, 2014, the entire committed $7.0 billion remained undrawn and available under the clearing house facility. As a consequence, we may not have funds to pay interest on or repay the notes.

Downgrades or other changes in our credit ratings could affect our financial results and reduce the market value of the notes.

The notes will be rated by at least one nationally recognized statistical rating organization. A rating is not a recommendation to purchase, hold or sell any particular security, including the notes, since a rating does not predict the market price of a particular security or its suitability for a particular investor. A rating organization may lower our rating or decide not to rate our securities in its sole discretion. The rating of our debt securities is based primarily on the rating organization’s assessment of the likelihood of timely payment of interest when due on our debt securities and the ultimate payment of principal of our debt securities on the final maturity date. Any ratings downgrade could increase our cost of borrowing or require certain actions to be performed to rectify such a situation. The reduction, suspension or withdrawal of the ratings of the notes will not, in and of itself, constitute an event of default under the indenture governing the notes.

Our credit ratings may not reflect all risks of your investments in the notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. These credit ratings may not reflect the potential impact of risks relating to structure or marketing of the notes, additional factors discussed above and other factors that may affect the value of the notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

If active trading markets do not develop for the notes, you may be unable to sell your notes or to sell your notes at prices that you deem sufficient.

The notes are a new issue of securities for which there currently is no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any inter-dealer quotation system. While the underwriters of the notes have advised us that they intend to make a market in the notes, the underwriters will not be obligated to do so and may stop their market making at any time. No assurance can be given:

•	that a market for any notes will develop or continue;

•	as to the liquidity of any market that does develop; or

•	as to your ability to sell your notes or the prices at which you may be able to sell your notes.

If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering prices. Future trading prices of the notes will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects.

Accordingly, you may be required to bear the financial risk of an investment in the notes for an indefinite period of time.

The definition of a Change of Control requiring us to repurchase the notes is limited, so that the market price of the notes may decline if we enter into a transaction that is not a Change of Control under the indenture governing the notes.

The term “Change of Control” (as defined under the indenture governing the notes) is limited in terms of its scope and does not include every event that might cause the market value of the notes to decline. Furthermore, we are required to repurchase the notes upon a Change of Control only if, as a result of such Change of Control, the notes receive a reduction in rating below investment grade and the rating agency assigning such rating expressly links the reduction in rating to the Change of Control. As a result, our obligation to repurchase the notes upon the occurrence of a Change of Control is limited and may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction.

We may not have sufficient funds to purchase the notes upon a Change of Control Triggering Event as required by the indenture governing the notes.

Holders of the notes may require us to repurchase their notes upon a Change of Control Triggering Event as defined under “Description of the Notes—Repurchase Upon Change of Control Triggering Event.” We cannot assure you that we would have sufficient financial resources, or would be able to arrange financing, to pay the repurchase price of the notes and any other then existing indebtedness that may be tendered by the lenders thereof in such a circumstance. Furthermore, the terms of our then existing indebtedness or other agreements may contain financial covenants, events of default or other provisions that could be violated if a Change of Control were to occur or if we were required to repurchase the notes or repurchase or repay other indebtedness containing a similar repurchase or repayment requirement.

The indenture governing the notes will not limit our ability to incur future indebtedness, pay dividends, repurchase securities, engage in transactions with affiliates or engage in other activities, which could adversely affect our ability to pay our obligations under the notes.

The indenture governing the notes does not contain any financial covenants and contains only limited restrictive covenants. The indenture governing the notes will not limit our or our subsidiaries’ ability to incur additional indebtedness, issue or repurchase securities, pay dividends or engage in transactions with affiliates. We, therefore, may pay dividends and incur additional debt, including secured indebtedness in certain circumstances or indebtedness by, or other obligations of, our subsidiaries to which the notes would be structurally subordinated. Our ability to incur additional indebtedness and use our funds for numerous purposes may limit the funds available to pay our obligations under the notes.

As of December 31, 2014, after giving effect to the offering of the notes and the application of a portion of the net proceeds from the offering of the notes to redeem, repurchase or otherwise retire prior to maturity all of the outstanding 2018 notes, as described under “Use of Proceeds,” we would have had outstanding, in addition to the notes, approximately $1.5 billion of senior notes, or the existing notes, which have the benefit of covenants and events of default similar to, but more restrictive in some respects than, the corresponding covenants and events of default applicable to the notes. If there were to arise circumstances that give rise to an event of default under the existing notes but not under the notes, holders of the existing notes might be able to exercise rights that holders of the notes would not have.

USE OF PROCEEDS

We estimate that we will receive proceeds from this offering of approximately $            , net of underwriting discounts and expenses. We intend to use the net proceeds from this offering (i) to redeem, repurchase or otherwise retire prior to maturity all of the outstanding 2018 notes and (ii) for general corporate purposes. Pending the application of the net proceeds from this offering, we may invest the net proceeds in short-term, liquid investments. This prospectus supplement does not constitute a notice of redemption with respect to the 2018 notes.

The 2018 notes, of which $612.5 million principal amount is outstanding, bear interest at a rate of 4.40% per annum, payable semi-annually, and have a scheduled maturity date of March 15, 2018. In February 2010, we entered into a forward-starting interest rate swap agreement that modified the interest obligation associated with the 2018 notes so that the interest payable effectively became fixed at a rate of 4.46% at issuance on March 18, 2010.

Certain of the underwriters and/or their affiliates may hold 2018 notes and, accordingly, may receive a portion of the net proceeds of the offering in connection with the redemption, repayment or other retirement of the 2018 notes. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and marketable securities and our capitalization as of December 31, 2014 on an actual basis and on an as adjusted basis to give effect to this offering and the application of a portion of the net proceeds from the offering to redeem, repurchase or otherwise retire prior to maturity all of the outstanding 2018 notes, assuming retirement of the 2018 notes is effected by redemption. See “Use of Proceeds.” This table should be read together with “Description of Certain Other Indebtedness” and the consolidated financial statements and related notes and other information appearing in our reports that are incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Incorporation by Reference” and “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2014
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents	$1,366.1	$
Marketable securities	74.7		74.7

Total cash and cash equivalents and marketable securities	$1,440.8	$

Short-term debt
Commercial paper(1)	$—		$—
CME Inc. clearing house facility(2)	—		—

Total short-term debt	—		—
Long-term debt
2018 notes(3)	611.0		—
Commercial paper(1)	—		—
Senior credit facilities(4)	—		—
3.00% notes due 2022(5)	748.2		748.2
5.30% notes due 2043(6)	748.7		748.7
% notes due 2025 offered hereby(7)	—

Total long-term debt	2,107.9
Total shareholders’ equity	20,923.5		20,923.5

Total capitalization	$23,031.4	$

(1)	There was no commercial paper outstanding at December 31, 2014.
(2)	The CME Inc. clearing house facility consists of a $7.0 billion 364-day revolving line of credit that supports our clearing house operations. Under the terms of the credit agreement governing the facility, CME Inc. has the option to increase the line of credit to up to $10.0 billion with the consent of the lenders’ agent and the lenders providing the additional funds. See “Description of Certain Other Indebtedness—Revolving Line of Credit (Clearing House Facility).”
(3)	The 2018 notes were issued by CME Group Index Services LLC, an indirect wholly owned subsidiary of CME Group Inc., and are guaranteed by CME Group Inc. The amount shown on an actual basis is the aggregate principal amount net of unamortized discount of $1.5 million.
(4)	Our senior credit facilities comprise (i) a multi-currency revolving senior credit facility under a credit agreement providing for revolving loans of up to $1.5 billion, which we have the option to increase to up to $2.25 billion with the consent of the lenders providing the additional funds (the inclusion of any new lenders as part of such increase being subject to the approval of the lenders’ agent and certain of the existing lenders), and (ii) a credit facility under a credit agreement providing for revolving loans and for the issuance of standby letters of credit up to an aggregate of $250.0 million. See “Description of Certain Other Indebtedness—Senior Credit Facilities.”
(5)	The amount shown is the aggregate principal amount net of unamortized discount of $1.8 million.
(6)	The amount shown is the aggregate principal amount net of unamortized discount of $1.3 million.
(7)	In December 2014, we entered into a forward-starting interest rate swap contract, with a notional value of $500.0 million, that we estimate will result in the interest payable on the notes effectively becoming fixed at an annual rate of % upon issuance.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

Set forth below is a summary of certain outstanding indebtedness and other financing arrangements of CME Group Inc. and its subsidiaries. The following summary is not a complete description of the terms of these debt obligations and financing arrangements and is qualified in its entirety by reference to the applicable governing agreements, which are included as exhibits to CME Group Inc. filings with the SEC incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Incorporation by Reference” and “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus. In this section, except for the portion of this section under “—Revolving Line of Credit (Clearing House Facility),” the terms “CME Group,” “we,” “us” and “our” refer to CME Group Inc. only and not to any of its subsidiaries.

Senior Credit Facilities

We maintain a $1.5 billion multi-currency revolving senior credit facility under a credit agreement (the “Multicurrency Credit Agreement”) with various financial institutions and other persons party thereto as lenders and Bank of America, N.A., as administrative agent (the “Multicurrency Agent”). Proceeds of borrowings under the facility can be used for working capital and other general corporate purposes of CME Group and its subsidiaries. Under the terms of the Multicurrency Credit Agreement, we have the option, so long as no default is continuing under the Multicurrency Credit Agreement, to increase the amount of the facility from time to time to up to $2.25 billion with the consent of the lenders providing the additional funds (the inclusion of any new lenders as part of such increase being subject to the approval of the Multicurrency Agent and certain of the existing lenders). The facility has a maturity date of January 12, 2016 and is voluntarily pre-payable from time to time without premium or penalty. Borrowings under the facility bear interest at variable rates that are generally equal to a specified British Bankers Association LIBOR Rate or other benchmark interest rate, depending on the type of loan, plus a margin reflecting our credit rating at the time the interest rate is determined for the applicable interest period. As of December 31, 2014, there were no outstanding borrowings under the facility.

The availability of loans under the facility is subject to customary conditions, including the absence of any defaults thereunder and the accuracy of our representations and warranties contained therein in all material respects.

The Multicurrency Credit Agreement includes representations and warranties, financial and operating covenants and events of default. The covenants include requirements that we maintain a minimum consolidated net worth, as well as customary limitations on liens on the assets of CME Group and its significant subsidiaries, subsidiary indebtedness and fundamental changes, including mergers and consolidations of CME Group and its significant subsidiaries, and dispositions of all or substantially all of the consolidated assets of CME Group and its subsidiaries taken as a whole or more than 50% of the voting stock of Chicago Mercantile Exchange Inc., Board of Trade of the City of Chicago, Inc. or New York Mercantile Exchange, Inc.

Our obligations under the Multicurrency Credit Agreement are not guaranteed by any of our subsidiaries and are not secured by any of our assets.

Under a separate credit agreement with various financial institutions and other persons party thereto as lenders and Bank of America, N.A, as administrative agent, we maintain a $250.0 million revolving credit facility (the “Letter of Credit Facility”) with a maturity date of January 12, 2016 providing for loans in U.S. dollars only and for the issuance of standby letters of credit denominated in U.S. dollars up to the full amount of the facility. The terms governing availability and use of proceeds of and interest on loans, and the representations and warranties, covenants and events of default, applicable to the Letter of Credit Facility are substantially the same as those under the Multicurrency Credit Agreement. Our obligations under the Letter of Credit Facility are not guaranteed by any of our subsidiaries and are not secured by any of our assets. As of December 31, 2014, there were no borrowings and no letters of credit outstanding under the Letter of Credit Facility.

We are currently negotiating a new credit agreement (the “Consolidated Credit Agreement”) which we expect will, among other things (i) replace the Letter of Credit Facility with capacity for letters of credit under the Consolidated Credit Agreement, (ii) replace the Multicurrency Credit Agreement with capacity for borrowings in U.S. dollars and certain foreign currencies under the Consolidated Credit Agreement, to be set at an aggregate amount of between $1.75 billion and $2.25 billion, subject to increase from time to time at our option to up to $3.0 billion with the consent of the lenders providing additional funds, the agent and certain existing lenders and (iii) provide for a maturity date in 2020 for borrowings under the Consolidated Credit Agreement.

Notes

After giving effect to the offering of the notes and the application of a portion of the net proceeds from the offering of the notes to redeem, repurchase or otherwise retire prior to maturity all of the outstanding 2018 notes, as described under “Use of Proceeds,” we and our consolidated subsidiaries have outstanding, in addition to the notes, debt securities in an aggregate principal amount of approximately $1.5 billion, consisting of $750.0 million aggregate principal amount of 3.00% fixed rate notes due in September 2022, which we refer to as the 2022 notes, and $750.0 million aggregate principal amount of 5.30% fixed rate notes due in September 2043, which we refer to as the 2043 notes, in each case issued by us. In August 2012, we entered into a forward-starting interest rate swap agreement that modified the interest obligation associated with the 2022 notes so that the interest payable effectively became fixed at a rate of 3.32%. In August 2012, we entered into a forward-starting interest rate swap agreement that modified the interest obligation associated with the 2043 notes so that the interest payable effectively became fixed at a rate of 4.73%.

The outstanding 2022 notes and 2043 notes, which we refer to collectively in the remainder of this section as the existing notes, are redeemable at our option at any time in whole or from time to time in part, prior to six months prior to their maturity date, in the case of the 2043 notes, and any time prior to their maturity date, in the case of the 2022 notes, at a redemption price equal to the greater of

(1) 100% of the principal amount of the applicable existing notes to be redeemed and

(2) the sum of the present values of the remaining scheduled payments on the applicable existing notes to be redeemed discounted to the redemption date (excluding interest accrued to the redemption date), on a semiannual basis at a rate equal to the sum of the applicable treasury rate as defined in the applicable indenture governing such existing notes plus 25 basis points, plus, in each case, accrued and unpaid interest on the applicable existing notes to be redeemed to, but excluding, the redemption date. Commencing six months prior to the maturity date of the 2043 notes, the issuer may redeem the 2043 notes at any time in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the 2043 notes to be redeemed, plus accrued and unpaid interest on the 2043 notes to be redeemed to, but excluding, the redemption date.

Our obligations under the 2022 notes and the 2043 notes are our senior unsecured obligations and are not guaranteed by any of our subsidiaries.

The indentures governing the existing notes do not limit the amount of indebtedness that may be incurred or the amount of securities that may be issued by us or our subsidiaries.

Pursuant to the indentures governing the existing notes, upon the occurrence of a “change of control triggering event” (as defined in the applicable indentures), the we are required to make an offer to purchase the applicable existing notes at a price equal to 101% of their principal amount plus accrued and unpaid interest, if any, to the date of repurchase. The definition of change of control triggering event with respect to the existing notes is in each case substantially the same as the definition of such term applicable to the notes offered hereby.

The indentures governing the existing notes contain covenants that place certain restrictions, subject to certain exceptions, on our ability and the ability of any of our significant subsidiaries to incur liens to secure indebtedness or enter into any sale and lease-back transaction and on our ability to enter into certain consolidations and mergers or conveyances, transfers or leases of all or substantially all of our properties and assets or to acquire or lease all or substantially all of the assets of another person. The indentures governing the existing notes provide for events of default based on defaults in payments due on the applicable notes, breaches of covenants under the applicable indenture that continue for 60 days, in the case of the 2022 notes, and 90 days, in the case of the 2043 notes, in each case after we have received the requisite notice thereof, defaults on certain other indebtedness having an aggregate amount of at least $150 million, in the case of the 2022 notes, and $250 million, in the case of the 2043 notes, undischarged monetary judgments in excess of $150 million, in the case of the 2022 notes, and $250 million, in the case of the 2043 notes, in each case enforcement of which is not effectively stayed and that constitute an event of default under specified credit facilities of ours, specified bankruptcy or insolvency events. The covenants and events of default applicable to the existing notes are similar to, but more restrictive in some respects than, the corresponding covenants and events of default applicable to the notes offered hereby.

Revolving Line of Credit (Clearing House Facility)

CME Group Inc.’s wholly-owned subsidiary, CME Inc., maintains a 364-day multi-currency revolving line of credit under a credit agreement with a consortium of domestic and international banks, Bank of America, N.A., as administrative agent, and Deutsche Bank Trust Company Americas, as collateral agent, generally to be used to provide temporary liquidity in the event of a clearing firm default, in the event of a liquidity constraint or default by a depositary (custodian for our collateral) or in the event of a temporary disruption with the domestic payments system that would delay payment of settlement variation between us and our clearing firms. The line of credit provides for borrowings by CME Inc. of up to $7.0 billion, and CME Inc. has the option to increase the line of credit from time to time to up to $10.0 billion with the consent of the lenders providing the additional funds and the consent of the administrative agent with respect to new lenders.

The line of credit can only be drawn upon to the extent there is sufficient borrowing base to support such draw. The borrowing base includes eligible assets of CME Inc., eligible assets consisting of clearing firm guaranty fund contributions received from clearing members and eligible assets constituting performance bonds of a defaulting clearing member. Eligible assets include U.S. Treasury securities, U.S. government agency securities, money market mutual funds, gold bullion, foreign currencies and certain other assets as well as the performance bond assets of a defaulting firm. At December 31, 2014, guaranty funds available to collateralize the line of credit totaled $6.6 billion. Borrowings under the line of credit generally bear interest at a variable per annum rate equal to 1.50% plus, depending on the currency in which the applicable borrowing is denominated, the federal funds rate or a specified overnight LIBOR, in each case determined on a daily basis as specified in the credit agreement. As of December 31, 2014, there were no borrowings outstanding under the line of credit.

The line of credit contains a requirement that CME Inc. maintain consolidated tangible net worth, defined as CME Inc. consolidated shareholder’s equity less intangible assets (as defined in the credit agreement governing the line of credit), of not less than $800 million.

The availability of loans under the line of credit is subject to customary conditions, including the absence of any defaults thereunder and the accuracy of CME Inc.’s representations and warranties contained in the credit agreement in all material respects.

Commercial Paper Program

We maintain a commercial paper program with various financial institutions under which we currently can issue up to $1.75 billion of commercial paper. As of December 31, 2014, we had no commercial paper outstanding.

DESCRIPTION OF THE NOTES

For the purposes of this section, references to “CME Group,” “we,” “us” and “our” are references to CME Group Inc. only and not to any of its subsidiaries. We will issue the notes under the Indenture, dated as of August 12, 2008 (the “Senior Indenture”), between us and U.S. Bank National Association, as Trustee (the “Trustee”), as supplemented by a supplemental indenture creating, and defining the terms of, the notes and the forms of notes attached thereto (the “Supplemental Indenture”). We refer to the Senior Indenture and the Supplemental Indenture collectively in this section as the “Indenture.”

The following is a summary of particular terms of the Indenture and the notes offered hereby and supplements the description of the general terms and provisions of debt securities under the heading “Description of Debt Securities” in the accompanying prospectus. However, the following subsections under the heading “Description of Debt Securities” in the accompanying prospectus do not apply to the notes: “—Subordination,” “—Consolidation, Merger, Sale of Assets and Other Transactions,” “—Events of Default, Notice and Waiver,” and “—Global Debt Securities.”

The following summary does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the notes and the Indenture. We urge you to read the Indenture because it defines your rights. Certain terms used in this summary are defined in the accompanying prospectus, the notes or the Indenture; these terms have the meanings given to them in those documents. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). You may obtain copies of the Senior Indenture and the Supplemental Indenture from us upon request. See “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus supplement and the accompanying prospectus.

General

We will issue the notes in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Trustee will initially act as Paying Agent and Security Registrar for the notes. The notes may be presented for registration of transfer and exchange at the offices of the Security Registrar. We may change any Paying Agent and Security Registrar without notice to holders of the notes (the “Holders”). We will pay principal (and premium, if any) on the notes at the Paying Agent’s corporate office in New York City. At our option, interest may be paid at the Trustee’s corporate trust office or by check mailed to the registered address of Holders.

We will issue $             initial aggregate principal amount of the notes in this offering. The notes will mature on             , 2025.

We may redeem the notes in whole or in part at any time at the applicable redemption price described below under “—Optional Redemption.” Unless previously repurchased and cancelled or redeemed, we will repay the notes in cash at 100% of their principal amount together with accrued and unpaid interest thereon at maturity.

If any interest payment date, redemption date, repurchase date or the scheduled maturity date with respect to the notes falls on a day which is not a business day, payment of interest, principal and premium, if any, with respect to the notes will be made on the next business day with the same force and effect as if made on the due date and no interest on such payment will accrue from and after the due date. For this purpose, “business day” means any weekday which is not a day on which banking institutions in New York City are authorized or obligated by law or regulation to close.

The notes will constitute a separate series under the Indenture. We may from time to time without notice to, or the consent of, any Holder, create and issue additional series of notes under the Indenture. To the extent we do so, the separate series of notes will not vote together as a single series on any matters. We may also from time to time without notice to, or the consent of, any Holder, create and issue additional notes under the Indenture equal in rank and having the same terms as the notes offered hereby (or in all respects except for the payment of interest accruing prior to the issue date of such additional notes and, in some circumstances, except for the first payment of interest following the issue date of such additional notes) so that the additional notes may be consolidated and form a single series with the notes offered hereby. We may issue additional notes to one or more investors at any time; provided that if we issue such additional notes later than 12 calendar days after the date of first issuance of the notes, such additional notes are priced with no more than “de minimis” original issue discount for U.S. federal income tax purposes.

The notes will not be guaranteed by any of our subsidiaries. The notes will not be entitled to the benefit of any mandatory sinking fund.

We will pay interest, principal and premium, if any, on the notes in U.S. dollars.

Interest

Interest on the notes will accrue at the rate of             % per annum. Interest on the notes will be payable semi-annually in arrears on              and              of each year (each an “Interest Payment Date”), beginning on             , 2015, to the persons who are registered Holders of the notes at the close of business on              and             , whether or not a business day, immediately preceding the applicable Interest Payment Date. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the issue date. Interest on the notes will be calculated on the basis of a 360-day year composed of twelve 30-day months.

We will pay interest (including post-petition interest in any proceeding under any bankruptcy law) on overdue payments of the principal, purchase price and redemption price of the notes from time to time on demand at the rate then borne by the notes; and will pay interest (including post-petition interest in any proceeding under any bankruptcy law) on overdue installments of interest, if any (without regard to any applicable grace periods), on the notes from time to time on demand at the same rate to the extent lawful.

Ranking

The notes will be our unsecured senior obligations and will:

•	rank senior in right of payment to all of our existing and future subordinated indebtedness;

•

rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness, including (i) our $750.0 million 3.00% notes due 2022, (ii) our $750.0 million 5.30% notes due 2043, (iii) any obligations arising under our guarantee of the 2018 notes (which notes will be redeemed, repurchased or otherwise retired prior to maturity with a portion of the net proceeds from the offering of the notes), and (iv) all indebtedness under the Credit Facility (as defined below), under which we had no borrowings and $1.5 billion remaining undrawn and available as of December 31, 2014, the Letter of Credit Facility (as defined in “Description of Certain Other Indebtedness—Senior Credit Facilities—Letter of Credit Facility”), under which there were no borrowings and $250.0 million remaining undrawn and available as of December 31, 2014, and our commercial paper program, under which no commercial paper was outstanding as of December 31, 2014;

•	be effectively subordinated in right of payment to all of our existing and future secured indebtedness to the extent of the collateral securing such indebtedness; and

•

be effectively subordinated in right of payment to all existing and future indebtedness, including guarantees, and other liabilities of our subsidiaries, including the Clearing House Facility (as defined below), under which no borrowings were outstanding as of December 31, 2014, and the $612.5 million of 2018 notes all of which will be redeemed, repurchased or otherwise retired prior to maturity with a portion of the net proceeds from the offering of the notes.

As of December 31, 2014 after giving effect to the offering of the notes and the application of a portion of the net proceeds from the offering of the notes to redeem, repurchase or otherwise retire prior to maturity all of the outstanding 2018 notes, as described under “Use of Proceeds,” the notes would have been effectively subordinated to approximately $1.3 billion of indebtedness and other liabilities of our subsidiaries, including trade payables excluding in each case $40.6 billion of clearing member cash performance bonds and guaranty fund contributions (for which we have an equal and offsetting asset) and $7.3 billion of deferred tax liabilities. In addition, CME Inc. maintains its clearing house facility, a committed $7.0 billion 364-day revolving line of credit that provides liquidity to our subsidiaries’ clearing house operations in the event of clearing member default, under which CME Inc. has the option to request an increase in the line of credit to $10.0 billion. As of December 31, 2014, the entire committed $7.0 billion remained undrawn and available under the clearing house facility. Substantially all of our revenue is generated by, and substantially all of our assets are held by, our subsidiaries.

The Indenture and the notes do not limit the amount of indebtedness that may be incurred or the amount of securities that may be issued by us and our subsidiaries.

“Clearing House Facility” means the Credit Agreement, dated as of November 6, 2014, among Chicago Mercantile Exchange Inc., the Banks (as defined therein), Bank of America, N.A., as administrative agent and Deutsche Bank Trust Company Americas, as collateral agent, as amended, restated, supplemented, increased, extended, renewed, replaced, refinanced (with the same or other lenders) or otherwise modified from time to time.

“Credit Facility” means Amendment No. 1 to Credit Agreement and Joinder Agreement, dated as of November 30, 2012, among CME Group Inc., Bank of America, N.A., as administrative agent, and the several banks, financial institutions and other entities from time to time parties thereto as lenders, as amended, restated, supplemented, increased, extended, renewed, replaced, refinanced (with the same or other lenders) or otherwise modified from time to time.

Optional Redemption

The notes are redeemable at our option at any time in whole or from time to time in part, prior to , 2024 (three months prior to the maturity date of the notes), at a redemption price equal to the greater of:

(1)	100% of the principal amount of the notes to be redeemed and

(2)	the sum of the present values of the Remaining Scheduled Payments in respect of the notes to be redeemed discounted to the redemption date (excluding interest accrued to the redemption date) on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the Treasury Rate plus basis points, plus, in each case, accrued and unpaid interest on the notes to be redeemed to, but excluding, the redemption date.

Commencing on                     , 2024 (three months prior to the maturity date of the notes), the notes are redeemable at our option, at any time in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest on the notes to be redeemed to, but excluding, the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by a Reference Treasury Dealer as having an actual or interpolated maturity comparable to the remaining term of the notes called for redemption, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of notes called for redemption.

“Comparable Treasury Price” means, with respect to any redemption date, the average, as determined by us, of the Reference Treasury Dealer Quotations for that redemption date after excluding the highest and lowest Reference Treasury Dealer Quotation.

“Reference Treasury Dealer” means (i) each of Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and each of their respective successors and (ii) two Primary Treasury Dealers (as defined below) selected by us. If any one shall cease to be a primary U.S. Government securities dealer (a “Primary Treasury Dealer”), we will substitute another nationally recognized investment banking firm that is a primary U.S. Government securities dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

“Remaining Scheduled Payments” means the remaining scheduled payments of principal of, and interest on, the notes called for redemption that would be due after the related redemption date but for that redemption. If that redemption date is not an Interest Payment Date with respect to the notes called for redemption, the amount of the next succeeding scheduled interest payment on such notes will be reduced by the amount of interest accrued to such redemption date.

We, or the Trustee on our behalf, will prepare and mail a notice of redemption to each Holder of notes to be redeemed by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. On and after a redemption date, interest will cease to accrue on the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before a redemption date, we will deposit with a Paying Agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. We, and not the Trustee, will be responsible for the calculation of the redemption price. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by the Trustee pro rata or by lot or by a method the Trustee deems to be fair and appropriate.

Repurchase upon Change of Control Triggering Event

If a Change of Control Triggering Event (as defined below) occurs with respect to the notes, unless we have exercised our right to redeem the notes as described under “—Optional Redemption,” we will be required to make an offer to repurchase all or, at the Holder’s option, any part (equal to $2,000 or any integral multiple of $1,000 in excess thereof) of each Holder’s notes pursuant to the offer described below (the “Change of Control Offer”).

In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased to, but not including, the date of purchase (the “Change of Control Payment”).

Within 30 days following any Change of Control Triggering Event with respect to the notes or, at our option, prior to any Change of Control (as defined below) but after the public announcement of the transaction or transactions that constitutes or may constitute a Change of Control, we will be required to mail a notice to Holders of the notes, with a copy to the Trustee for the notes, describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase such notes on the date specified in the notice, which date will be no earlier than 30 and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the notes and described in such notice. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date. We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of such notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of such conflict.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the Trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

The Paying Agent will be required to promptly mail, to each Holder who properly tendered notes, the purchase price for such notes, and the Trustee will be required to promptly authenticate and mail (or cause to be transferred by book entry) to each such Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer. In the event that such third party terminates or defaults on its offer, we will be required to make a Change of Control Offer treating the date of such termination or default as though it were the date of the Change of Control Triggering Event. In addition, we will not purchase any notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment.

For purposes of the Change of Control Offer provisions of the notes, the following terms will be applicable:

(i) “Below Investment Grade Rating Event” means the notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date during the period commencing upon the first public notice of the occurrence of a Change of Control or our intention to effect a Change of Control and ending 60 days following public notice of the occurrence of the related Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Holders of the notes in writing at their request that the reduction was the result, in whole or in part, of any event or circumstance comprising or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event);

(ii) “Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of us and our Subsidiaries taken as a whole to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”) other than us or one of our Subsidiaries; (2) the approval by the holders of our common stock of any plan or proposal for our liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person or Group becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of our Voting Stock; or (4) the first day on which a majority of the members of our Board of Directors are not Continuing Directors.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) we become a direct or indirect wholly owned Subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person or Group (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly of more than 50% of the Voting Stock of such holding company;

(iii) “Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event occurring in respect of that Change of Control;

(iv) “Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of our Board of Directors on the date of the issuance of the notes; or (2) was nominated for election, elected or appointed to our Board of Directors with the approval of a majority of the Continuing Directors who were members of our Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the proxy statement issued by us in which such member was named as a nominee for election as a director);

(v) “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us;

(vi) “Moody’s” means Moody’s Investors Service, Inc.;

(vii) “Person” means any individual, firm, corporation, partnership, association, joint venture, tribunal, trust, government or political subdivision or agency or instrumentality thereof, or any other entity or organization and includes a “person” as used in Section 13(d)(3) of the Exchange Act;

(viii) “Rating Agencies” means (1) each of Moody’s and S&P; and (2) if any of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act, that we select (as certified by an executive officer of ours) as a replacement agency for Moody’s or S&P, or both of them, as the case may be;

(ix) “S&P” means Standard & Poor’s Ratings Services; and

(x) “Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the Board of Directors of such Person.

The definition of Change of Control includes a phrase relating to the sale, transfer, conveyance or other disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to purchase your notes as a result of the sale, transfer, conveyance or other disposition of less than all of our assets may be uncertain.

Certain Covenants

The Indenture will contain, among others, the following covenants:

Limitations on Liens

We may not, and may not permit any of our Significant Subsidiaries (as defined below) to, create any Lien (as defined below) on any Principal Property (as defined below) of ours or any of our Significant Subsidiaries (or on any capital stock of a Significant Subsidiary), whether owned on the date of issuance of the notes or thereafter acquired, to secure any Indebtedness (as defined below), unless we contemporaneously secure the notes (together with, if CME Group so determines, any other Indebtedness of or guaranty by CME Group or such Significant Subsidiary then existing or thereafter created which is not subordinated to the notes) equally and ratably with (or, at CME Group’s option, prior to) that obligation.

“Lien” means any lien, mortgage, deed of trust, hypothecation, pledge, security interest, charge or encumbrance of any kind.

“Indebtedness” means any indebtedness (whether being principal, premium, interest or other amounts) for or in respect of any notes, bonds, debentures or other instruments for money borrowed or any borrowed money or any liability under or in respect of any banker’s acceptance (other than a daylight overdraft).

We will not, however, be required to secure the notes if the Lien consists of Permitted Liens (as defined below).

Under the Indenture, “Permitted Liens” of any person are defined as:

(a) Liens imposed by law or any governmental authority for taxes, assessments, levies or charges that are not yet overdue by more than 60 days or are being contested in good faith (and, if necessary, by appropriate proceedings) or for commitments that have not been violated;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and similar Liens imposed by law or which arise by operation of law and which are incurred in the ordinary course of business or where the validity or amount thereof is being contested in good faith (and, if necessary, by appropriate proceedings);

(c) Liens incurred or pledges or deposits made in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) Liens incurred or pledges or deposits made to secure the performance of bids, trade contracts, tenders, leases, statutory obligations, surety, customs and appeal bonds, performance bonds, customer deposits and other obligations of a similar nature, in each case in the ordinary course of business;

(e) judgment Liens in respect of judgments that do not constitute an Event of Default under the Indenture;

(f) Liens securing Indebtedness incurred under the Clearing House Facility from time to time;

(g) Liens securing Indebtedness incurred in connection with the obligations of us or any Subsidiary relating to clearing, settlement or regulated exchange activities;

(h) Liens on (1) any property or asset prior to the acquisition thereof, provided that such Lien may only extend to such property or asset, or (2) property of a Significant Subsidiary where (A) such Significant Subsidiary becomes a Subsidiary after the date of this prospectus supplement, (B) the Lien exists at the time such Significant Subsidiary becomes a Subsidiary, (C) the Lien was not created in contemplation of such Significant Subsidiary becoming a Subsidiary, and (D) the Lien in effect at the time such Significant Subsidiary becomes a Subsidiary is not subsequently extended to any Principal Property acquired by such Significant Subsidiary after the time such Significant Subsidiary becomes a Subsidiary;

(i) any Lien existing on the date of the Supplemental Indenture;

(j) Liens upon fixed, capital, real and/or tangible personal property acquired after the date of the Supplemental Indenture (by purchase, construction, development, improvement, capital lease, Synthetic Lease or otherwise) by us or any Significant Subsidiary, each of which Liens was created for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction, development or improvement) of such property; provided that no such Lien shall extend to or cover any property other than the property so acquired and improvements thereon;

(k) Liens in favor of us or any Subsidiary;

(l) Liens arising from the sale of accounts receivable for which fair equivalent value is received;

(m) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any Liens referred to in the foregoing clauses (f), (g), (h), (i), (j), (k) and (l); provided that the principal amount of Indebtedness secured thereby and not otherwise authorized as a Permitted Lien shall not exceed the principal amount of Indebtedness, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement;

(n) Liens securing our obligations or those of any Subsidiary of ours in respect of any swap agreements entered into (1) in the ordinary course of business and for non-speculative purposes or (2) solely in order to serve as a clearinghouse in respect thereof;

(o) easements, zoning restrictions, minor title defects, irregularities or imperfections, restrictions on use, rights of way, leases, subleases and similar charges and other similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations (other than customary maintenance requirements) and which could not reasonably be expected to have a material adverse effect on the business or financial condition of CME Group and its Subsidiaries taken as a whole;

(p) Liens created in connection with any share repurchase program in favor of any broker, dealer, custodian, trustee and/or agent administering or effecting transactions pursuant to a share repurchase program;

(q) Liens on (1) the land, improvements, fixtures and buildings located at 141 West Jackson Boulevard and 333 S. LaSalle St. (formerly part of 141 West Jackson Boulevard) in Chicago, (2) the land, improvements, fixtures and buildings located at One North End Ave., New York, New York 10282 and (3) the land, improvements, fixtures and buildings comprising the data center located in Aurora, Illinois and any additional data center facility that CME Group or any Significant Subsidiary acquires or leases after the date the notes are originally issued (excluding any data center facility (other than the data center located in Aurora, Illinois) that CME Group or any Significant Subsidiary owns or leases as of the date the notes are originally issued); and

(r) Liens consisting of an agreement to sell, transfer or dispose of any asset or property (to the extent such sale, transfer or disposition is not prohibited by the subsection “—Limitation on Mergers and Other Transactions”).

“Principal Property” means the land, improvements, buildings and fixtures (including any leasehold interest therein) constituting a corporate office, facility or other capital asset within the United States (including its territories and possessions) which is owned by us or any of our Significant Subsidiaries unless our Board of Directors has determined in good faith that such office or facility is not of material importance to the total business conducted by us and our Significant Subsidiaries taken as a whole. With respect to any Sale and Lease-Back Transaction (as defined below) or series of related Sale and Lease-Back Transactions, the determination of whether any property is a Principal Property shall be determined by reference to all properties affected by such transaction or series of transactions.

“Significant Subsidiary,” with respect to any person, means any Subsidiary of such person that satisfies the criteria for a “Significant Subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

“Subsidiary” means any corporation, limited liability company or other similar type of business entity in which we and/or one or more of our Subsidiaries together own more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors or similar governing body of such corporation, limited liability company or other similar type of business entity, directly or indirectly.

“Synthetic Lease” means any tax retention or other synthetic lease which is treated as an operating lease under United States generally accepted accounting principles, but the liabilities under which are or would be characterized as indebtedness for tax purposes.

Limitation on Sale and Lease-Back Transactions

We will not, nor will we permit any of our Significant Subsidiaries to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property, other than (x) any such Sale and Lease-Back Transaction with respect to (i) the land, improvements, fixtures and buildings located at 141 West Jackson Boulevard and 333 S. LaSalle St. (formerly part of 141 West Jackson Boulevard) in Chicago, (ii) the land, improvements, fixtures and buildings located at One North End Ave., New York, New York 10282 or (iii) the land, improvements, fixtures and buildings comprising the data center located in Aurora, Illinois and any additional data center facility that CME Group or any Significant Subsidiary acquires or leases after the date the notes are originally issued (excluding any data center facility (other than the data center located in Aurora, Illinois) that CME Group or any Significant Subsidiary owns or leases as of the date the notes are originally issued), (y) any such Sale and Lease-Back Transaction involving a lease for a term of not more than three years or (z) any such Sale and Lease-Back Transaction between us and one of our Subsidiaries or between our Subsidiaries, unless: (a) we or such Significant Subsidiary would be entitled to incur Indebtedness secured by a lien on the Principal Property involved in such Sale and Lease-Back Transaction at least equal in amount to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the notes, pursuant to the covenant described above under the caption “—Limitations on Liens”; or (b) the proceeds of such Sale and Lease-Back Transaction are at least equal to the fair market value of the affected Principal Property (as determined in good faith by our Board of Directors) and we apply an amount equal to the net proceeds of such Sale and Lease-Back Transaction within 365 days of such Sale and Lease-Back Transaction to any (or a combination) of (i) the prepayment or retirement of the notes, (ii) the prepayment or retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of other Indebtedness of us or of one of our Subsidiaries (other than Indebtedness that is subordinated to the notes or Indebtedness owed to us or one of our Subsidiaries) that matures more than 12 months after its creation or (iii) the purchase, construction, development, expansion or improvement of other comparable property.

“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing by us or any of our Significant Subsidiaries of any Principal Property, whether now owned or hereafter acquired, which Principal Property has been or is to be sold or transferred by us or such Significant Subsidiary to such person.

“Attributable Debt” with regard to a Sale and Lease-Back Transaction with respect to any Principal Property means, at the time of determination, the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the securities of all series then outstanding under the Indenture) compounded semi-annually. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (x) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

Excepted Indebtedness

Notwithstanding the limitations on Liens and Sale and Lease-Back Transactions described above, and without limiting our or any Significant Subsidiary’s ability to issue, incur, create, assume or guarantee Indebtedness secured by Permitted Liens, we and any Significant Subsidiary will be permitted to incur Indebtedness secured by a Lien or may enter into a Sale and Lease-Back Transaction, in either case, without regard to the restrictions contained in the preceding two sections entitled “Limitations on Liens” and “Limitations on Sale and Lease-Back Transactions,” if at the time the Indebtedness is incurred and after giving effect to this Indebtedness and to the retirement of Indebtedness which is concurrently being retired, the sum of (a) the aggregate principal amount of all Indebtedness secured by Liens other than Permitted Liens, and (b) the Attributable Debt of all our Sale and Lease-Back Transactions not otherwise permitted by the provisions described under “Limitations on Sale and Lease-Back Transactions,” does not exceed 15% of Consolidated Net Tangible Assets (as defined below).

“Consolidated Net Tangible Assets” means, at any date, the aggregate amount of assets (less applicable reserves) of CME Group and its Significant Subsidiaries after deducting therefrom (a) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangibles and (b) all current liabilities (excluding any current liabilities for money borrowed having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower), all as reflected in CME Group’s most recent consolidated balance sheet as at the end of our fiscal quarter ending not more than 135 days prior to such date, prepared in accordance with United States generally accepted accounting principles.

Limitation on Mergers and Other Transactions

We are generally permitted to merge with or into or consolidate with any person. We are also permitted to sell, assign, transfer, lease or convey all or substantially all of our assets to any person. However, we may not take any of these actions unless both of the following conditions are met:

•	the successor company (if any), if other than the CME Group, is organized under the laws of any U.S. jurisdiction and it expressly assumes our obligations on the notes; and

•

immediately after giving effect to the transaction, no Event of Default (as defined below) (and no event which, after notice or lapse of time or both, would become an Event of Default) shall have happened and be continuing.

Upon compliance with these provisions by a successor company in connection with a consolidation with or merger of us with or into, or such a sale, assignment, transfer, lease or conveyance to, such successor company, we (except in the case of a lease) would be relieved of our obligations under the Indenture and the notes. Notwithstanding the foregoing clauses, we may merge with or into or consolidate with any direct or indirect wholly owned subsidiary of ours.

Reports to Holders

The Indenture provides that any document or report that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the Trustee within 15 days after such document or report is filed with the SEC. The Indenture provides further that any document or report that we have filed with the SEC and that is publicly accessible on the SEC’s EDGAR system will be deemed filed with the Trustee for purposes of this provision.

Events of Default

The following events will be defined in the Indenture as “Events of Default” with respect to the notes:

(1) the failure to pay interest on any note when the same becomes due and payable and the default continues for a period of 30 days;

(2) the failure to pay the principal (or premium, if any) of any note, when such principal becomes due and payable, at maturity, upon acceleration, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer);

(3) a default in the performance or breach of any covenant or warranty contained in the Indenture (other than a covenant or warranty a default in the performance or the breach of which is dealt with elsewhere in the Indenture or which is expressly included in the Indenture solely for the benefit of a particular series of debt instruments other than the notes) which default continues for a period of 90 days after we receive written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the notes;

(4) a default on any Indebtedness of ours or of a Significant Subsidiary having an aggregate amount of at least $250,000,000 constituting a default either (a) of payment of principal when due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise) or (b) which results in acceleration of the indebtedness, and in each case after we have been notified of the default by the Trustee or Holders of 25% in principal amount of the notes we do not cure the default within 30 days;

(5) one or more judgments for the payment of money in an aggregate amount in excess of $250,000,000 above available insurance or indemnity coverage shall be rendered against us or any Significant Subsidiary and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, but only if such judgment is an event of default at that time under the Credit Facility; and

(6) certain events of bankruptcy, insolvency or reorganization affecting us or our Significant Subsidiaries.

If an Event of Default specified in clause (6) above occurs and is continuing with respect to the notes, then all unpaid principal of and premium, if any, and accrued and unpaid interest on all notes shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of the notes.

If an Event of Default (other than an Event of Default specified in clause (6)) shall occur and be continuing with respect to the notes, the Trustee or the Holders of at least 25% of the principal amount of the notes may declare the principal of and premium, if any, and accrued interest on all notes to be due and payable by notice in writing to us and the Trustee.

The Indenture will provide that at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in principal amount of the notes, by written notice to us and the Trustee, may rescind and annul such declaration and its consequences if:

(1) we have paid or deposited with the Trustee a sum sufficient to pay

(a) all overdue interest on the notes,

(b) the principal of (and premium, if any, on) the notes which have become due otherwise than by such declaration of acceleration and any interest thereon, and

(c) all sums paid or advanced by the Trustee and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and

(2) all Events of Default with respect to the notes, other than the non-payment of the principal, premium, if any, and accrued interest which have become due solely by such declaration of acceleration, have been cured or waived.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

Satisfaction and Discharge, Defeasance and Covenant Defeasance

The Indenture permits the defeasance, covenant defeasance and discharge of the Indenture with respect to debt securities upon the satisfaction of the conditions described under “Description of Debt Securities—Discharge, Defeasance and Covenant Defeasance” in the accompanying prospectus. The notes are subject to these defeasance, covenant defeasance and discharge provisions.

Modification of the Indenture and Waiver of Rights of Holders

Under certain circumstances, we can make changes to the Indenture and the notes. Some types of changes require the approval of each affected Holder, some require approval by a vote of a majority of the Holders of the notes, and some changes do not require any approval at all.

Changes Requiring Your Approval

First, there are changes that cannot be made to the notes without the specific approval of each Holder of notes. These include changes that:

•	reduce the percentage of Holders of notes who must consent to a waiver or amendment of the Indenture;

•	reduce the rate of interest on any note or change the time for payment of interest;

•	reduce the principal or premium, if any, due on the notes or change the stated maturity date of the notes;

•	change the place or currency of payment on a note;

•	change the right of Holders of notes to waive an existing default by majority vote;

•	modify the provisions of the Indenture with respect to the ranking of the notes in a manner adverse to you;

•	modify the redemption provisions of the notes in a manner adverse to you;

•	impair the right of Holders of notes to sue for payment; or

•	make any change to this list of changes that requires the specific approval of each Holder of notes.

Changes Requiring a Majority Vote

The second type of change to the Indenture and the notes requires a vote in favor by Holders owning a majority of the principal amount of the notes. Most changes fall into this category, except for clarifying changes and certain other specified changes that would not adversely affect Holders of the notes in any material respect. A majority vote is required to waive any past default, except a failure to pay principal or interest and default in certain covenants and provisions of the Indenture that cannot be amended without the consent of the Holder of each affected note.

Changes Not Requiring Approval

The third type of change does not require any vote by you as holders of outstanding notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of the outstanding notes in any material respect.

The Trustee

The Indenture will provide that, except during the continuance of an Event of Default of which a responsible officer of the Trustee shall have actual knowledge, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default of which a responsible officer of the Trustee shall have actual knowledge, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of its own affairs.

The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of us, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

As of the date of this prospectus supplement, U.S. Bank National Association is a lender under the Clearing House Facility and the Credit Facility and is the trustee with respect to the existing notes and the 2018 notes. We may have other customary banking and trust relationships with U.S. Bank National Association from time to time.

Book-Entry Delivery and Settlement

We will issue the notes in the form of one or more permanent global securities in definitive, fully registered form. The global securities will be deposited with or on behalf of The Depository Trust Company, referred to as DTC, and registered in the name of Cede & Co., as nominee of DTC, and will remain in the custody of the Trustee in accordance with the FAST Balance Certificate Agreement between DTC and the Trustee.

DTC has advised us that:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act;

•

DTC holds securities that its direct participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•

direct participants include securities brokers and dealers (including certain of the underwriters), banks, trust companies, clearing corporations and other organizations and include Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme;

•

DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries;

•

access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

•	the rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We have provided the following descriptions of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. Neither we, the underwriters nor the Trustee take any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

We expect that under procedures established by DTC:

•

upon deposit of the global securities with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global securities; and

•

ownership of the notes will be shown on, and the transfer of ownership of the notes will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in the form of a certificate. For that reason, it may not be possible to transfer interests in a global security to those persons. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in a global security to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of that interest.

So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global security for all purposes under the Indenture and under the notes. Except as described below, owners of beneficial interests in a global security will not be entitled to have notes represented by that global security registered in their names, will not receive or be entitled to receive the notes in the form of a physical certificate and will not be considered the owners or Holders under the Indenture or under the notes, and may not be entitled to give the Trustee directions, instructions or approvals. For that reason, each holder owning a beneficial interest in a global security must rely on DTC’s procedures and, if that holder is not a direct or indirect participant in DTC, on the procedures of the DTC participant through which that holder owns its interest, to exercise any rights of a holder of notes under the Indenture or the global security.

Neither we nor the Trustee will have any responsibility or liability for any aspect of DTC’s records relating to the notes or relating to payments made by DTC on account of the notes, or any responsibility to maintain, supervise or review any of DTC’s records relating to the notes.

We will make payments on the notes represented by the global securities to DTC or its nominee, as the registered owner of the notes. We expect that when DTC or its nominee receives any payment on the notes represented by a global security, DTC will credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the global security as shown in DTC’s records. We also expect that payments by DTC’s participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. DTC’s participants will be responsible for those payments.

Payments on the notes represented by the global securities will be made in immediately available funds. Transfers between participants in DTC will be made in accordance with DTC rules and will be settled in immediately available funds.

Investors may hold interests in the notes outside the United States through Euroclear or Clearstream if they are participants in those systems, or indirectly through organizations that are participants in those systems. Euroclear and Clearstream will hold interests on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositaries which in turn will hold such positions in customers’ securities accounts in the names of the nominees of the depositaries on the books of DTC. At the present time J.P. Morgan Chase Bank, National Association will act as U.S. depositary for Euroclear, and Citibank, National Association will act as U.S. depositary for Clearstream. All securities in Euroclear or Clearstream are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

The following is based on information furnished by Euroclear or Clearstream, as the case may be.

Euroclear has advised us that:

•

it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash;

•	Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries;

•

Euroclear is operated by Euroclear Bank S.A./N.V., as operator of the Euroclear System (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”);

•

the Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include underwriters of the notes;

•	indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly;

•

securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”);

•

the Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants; and

•

distributions with respect to securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearstream has advised us that:

•

it is incorporated under the laws of Luxembourg as a professional depositary and holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates;

•

Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries;

•	as a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute;

•

Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include underwriters of the notes;

•

indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly; and

•

distributions with respect to securities held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

We have provided the following descriptions of the operations and procedures of Euroclear and Clearstream solely as a matter of convenience. These operations and procedures are solely within the control of Euroclear and Clearstream and are subject to change by them from time to time. Neither we, the underwriters nor the Trustee take any responsibility for these operations or procedures, and you are urged to contact Euroclear or Clearstream or their respective participants directly to discuss these matters.

Secondary market trading between Euroclear participants and Clearstream participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other hand, will be effected within DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures. Euroclear participants and Clearstream participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of securities received in Euroclear or Clearstream as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits, or any transactions in the securities settled during such processing, will be reported to the relevant Euroclear participants or Clearstream participants on that business day. Cash received in Euroclear or Clearstream as a result of sales of securities by or through a Euroclear participant or a Clearstream participant to a DTC participant will be received with value on the business day of settlement in DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in definitive form in exchange for the global securities. In addition, we may at any time request that the notes no longer be represented by global securities. In such event, DTC will notify the participants of our request, but definitive securities will only be issued if so requested by the participants. In either instance, an owner of a beneficial interest in the global securities will be entitled to have notes equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such notes in definitive form. Notes so issued in the definitive form will be issued in minimum denominations of $2,000 and multiples of $1,000, and will be issued in registered form only, without coupons.

Certificated Notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of notes represented by the global securities upon surrender by DTC of the global securities only if:

•	DTC notifies us that it is no longer willing or able to act as a depository for the global securities, and we have not appointed a successor depository within 90 days of that notice;

•	an Event of Default has occurred and is continuing; or

•	subject to DTC procedures, we decide not to have the notes represented by global securities.

Neither we nor the Trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related notes. We and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee, including instructions about the registration and delivery, and the respective principal amounts, of the notes to be issued.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of notes to non-U.S. holders (as defined below) that acquire the notes for cash at their original issue price pursuant to this offering. The summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations, judicial decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). The discussion does not address all of the tax consequences that may be relevant to a particular person or to persons subject to special treatment under U.S. federal income tax laws (such as expatriates, tax-exempt organizations, or persons that are, or hold their notes through, partnerships or other pass-through entities) or to persons that hold notes as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for U.S. federal income tax purposes, all of whom may be subject to tax rules that differ from those summarized below. Moreover, this discussion does not address any tax consequences other than U.S. federal income tax consequences. This summary deals only with persons who hold the notes as capital assets within the meaning of the Code (generally, property held for investment) and does not apply to banks and other financial institutions. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below.

Holders should consult their tax advisors as to the particular U.S. federal income tax consequences to them of ownership and disposition of the notes, as well as the effects of other U.S. federal tax laws or state, local and non-U.S. tax laws.

A “non-U.S. holder” means any beneficial owner of a note (as determined for U.S. federal income tax purposes), other than a partnership or other pass-through entity, that is not a “U.S. holder.” For purposes of this discussion, a “U.S. holder” means a beneficial owner of a note (as determined for U.S. federal income tax purposes) that, for U.S. federal income tax purposes is, or is treated as, a citizen or individual resident of the United States, a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable United States Treasury Regulations to be treated as a U.S. person.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes is a holder of a note, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partners and partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

Non-U.S. Holders

Stated interest. A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on interest paid or accrued on a note if: (1) the interest is not effectively connected with a U.S. trade or business (or, in the case of certain tax treaties, is not attributable to a permanent establishment or fixed base within the United States); and (2) the non-U.S. holder satisfies the following requirements:

(1) the non-U.S. holder does not actually or constructively, directly or indirectly, own 10% or more of our voting stock;

(2) the non-U.S. holder is not a controlled foreign corporation that is related to us (directly or indirectly) through stock ownership; and

(3) the non-U.S. holder certifies to its non-U.S. status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable form).

Alternatively, a non-U.S. holder that cannot satisfy the above requirements will generally be exempt from U.S. federal withholding tax with respect to interest paid on the notes if the holder establishes that such interest is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, where required by an applicable treaty, attributable to a permanent establishment or fixed base within the U.S. (generally, by providing an IRS Form W-8ECI). However, to the extent that such interest is effectively connected with the non-U.S. holder’s conduct of a trade or business (and, in the case of certain tax treaties, is attributable to a permanent establishment or fixed base within the United States), the non-U.S. holder will be subject to U.S. federal income tax on a net basis and, if it is a foreign corporation, may be subject to a 30% U.S. branch profits tax (or lower applicable treaty rate).

If a non-U.S. holder does not satisfy the requirements described above, and does not establish that the interest is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, the non-U.S. holder generally will be subject to U.S. withholding tax on payments of stated interest, currently imposed at 30%. Under certain income tax treaties, the U.S. withholding rate on payments of interest may be reduced or eliminated, provided the non-U.S. holder complies with the applicable certification requirements (generally, by providing a properly completed IRS Form W-8BEN or W-8BEN-E, if applicable).

Disposition. A non-U.S. holder generally will not be subject to U.S. federal income taxation with respect to gain realized on the sale, exchange, redemption or other disposition of a note, unless:

(1) the non-U.S. holder holds the note in connection with the conduct of a U.S. trade or business (and, in the case of certain tax treaties, the gain is attributable to a permanent establishment or fixed base within the United States); or

(2) in the case of an individual, such individual is present in the United States for 183 days or more during the taxable year in which gain is realized and certain other conditions are met.

If the first exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax on a net basis and, if it is a foreign corporation, may be subject to a 30% U.S. branch profits tax (or lower applicable treaty rate). If the second exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to U.S. sources (including gains from the sale, exchange, retirement or other disposition of the notes) exceed capital losses allocable to U.S. sources.

Certain withholding rules. Withholding at a rate of 30% generally will be required in certain circumstances on interest payments in respect of, and, for sales or dispositions occurring after December 31, 2016, gross proceeds from the sale or other disposition of, notes held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the U.S. and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country, or other guidance, may modify these requirements. Similarly, in certain circumstances, interest payments in respect of, and, for sales or dispositions occurring after December 31, 2016, gross proceeds from the sale or other disposition of, notes held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the IRS. Accordingly, the entity through which the notes are held will affect the determination of whether withholding under the rules described in this paragraph is required. We will not pay any additional amounts to Non-U.S. Holders in respect of any amounts withheld. Prospective investors should consult their tax advisors regarding the possible implications of these rules on their investment in the notes.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with an investment in the notes by (i) employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code, or provisions under any federal, state, local or non-U.S. laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and (iii) entities whose underlying assets are considered to include “plan assets,” pursuant to 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, of any such plans, accounts or arrangements (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”), and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a Plan fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

CME Group Inc. and its direct and indirect subsidiaries may be considered “parties in interest” or “disqualified persons” with respect to a large number of ERISA Plans. Accordingly, the acquisition and/or holding of notes by an ERISA Plan may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory or administrative prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs” that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation: PTCE 84-14, respecting transactions determined by independent qualified professional asset managers; PTCE 90-1, respecting transactions involving insurance company pooled separate accounts; PTCE 91-38, respecting transactions involving bank collective investment funds; PTCE 95-60 respecting transactions involving life insurance company general accounts; and PTCE 96-23, respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied. In addition to the foregoing, the Pension Protection Act of 2006 provides a statutory exemption (Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) for transactions between an ERISA Plan and a person that is a party in interest and/or a disqualified person (other than a fiduciary that has or exercises any discretionary authority or control with respect to the investment of the assets involved in the transaction or renders investment advice with respect to those assets, or an affiliate thereof) solely by reason of providing services to the ERISA Plan or by reason of a relationship to a service provider, provided that the ERISA Plan receives no less, and pays no more, than adequate consideration in connection with the transaction.

Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan unless a statutory or administrative prohibited transaction exemption is applicable to the transaction.

Investor Representation

Each purchaser and subsequent transferee of the notes (or any interest therein) will, by its acquisition and holding thereof, be deemed to have represented and warranted that either (i) it is not a Plan and is not directly or indirectly acquiring the notes for, on behalf of, or with the assets of any Plan or (ii) the acquisition and holding of the notes by such purchaser or transferee will not (in the case of an ERISA Plan) constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code due to an applicable statutory or administrative prohibited transaction exemption or (in the case of a Plan subject to any Similar Laws) constitute or result in a violation of any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes. The sale of notes to a Plan is in no respect a representation by CME Group Inc. or any other person that such an investment meets all relevant requirements with respect to investments by Plans generally or any particular Plan or that such an investment is appropriate for Plans generally or any particular Plan.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions set forth in an underwriting agreement among us and Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated as representatives of each of the underwriters named below, dated as of                     , 2015, we have agreed to sell to the underwriters, and each of the underwriters, severally and not jointly, has agreed to purchase from us, the aggregate principal amount of the notes set forth opposite its name below:

Underwriter	Principal Amount of Notes
Barclays Capital Inc.	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated
BMO Capital Markets Corp.
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Lloyds Securities Inc.
Mitsubishi UFJ Securities (USA), Inc.
Wells Fargo Securities, LLC

Total	$

The underwriters have agreed, subject to the terms and conditions of the underwriting agreement, to purchase all of the notes if any of the notes being sold are purchased. In the event of a default by an underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The notes are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify offers to investors and to reject orders in whole or in part.

The underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement, and may offer the notes to certain dealers at such price less a concession not in excess of          % of the principal amount of the notes. The underwriters may allow, and dealers may reallow, a discount not to exceed          % of the principal amount of the notes to other dealers. After the initial offering of the notes, the public offering price, concession and discount may be changed.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the notes:

Paid by us
Per note		%
Total	$

We estimate that the expenses of the offering to be paid by us, exclusive of the underwriting discount, will be approximately $1.5 million. Certain of the underwriters have agreed to reimburse certain of our expenses in connection with the offering.

We expect that delivery of the notes will be made against payment therefor on or about the date specified on the cover page of this prospectus supplement.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any inter-dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after consummation of the offering contemplated hereby, although they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure you that there will be a liquid trading market for the notes or that an active public market for the notes will develop. If an active trading market for the notes does not develop, the market prices and liquidity of the notes may be adversely affected.

In connection with the offering the underwriters may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. In particular, certain of the underwriters or their affiliates act as agents and/or lenders under the Credit Facility, the Letter of Credit Facility or the Clearing House Facility and may act as agents and/or lenders under Consolidated Credit Agreement, certain of the underwriters or their affiliates have issued bilateral letters of credit on our behalf from time to time and certain of the underwriters or their affiliates own memberships or trading rights on, and are subject to regulation by, one or more of CME, CBOT, NYMEX, COMEX and KCBT. Each of the risk committees of CME Group includes participation by representatives from a subset of CME Group’s clearing members; certain of the underwriters or their respective affiliates are clearing members of CME Group and participate in one or more of the CME Group risk committees.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and may actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

A portion of the net proceeds from this offering will be used to redeem, repurchase or otherwise retire prior to maturity the 2018 notes. Certain of the underwriters and/or their affiliates may hold 2018 notes and, accordingly, may receive an amount in excess of 5% of the net proceeds from this offering. Such payments constitute a “conflict of interest” under Rule 5121 of the Financial Industry Regulatory Authority (FINRA). Because the notes offered hereby are investment grade rated, no “qualified independent underwriter” is required to be appointed in connection with the offering. However, as required by FINRA Rule 5121, no sale of the notes offered hereby will be made by any affected underwriter to an account over which it exercises discretion without the prior specific written consent of the account holder.

Selling Restrictions

The underwriters have represented and agreed that they have not and will not offer, sell, or deliver the notes, directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the notes, in any jurisdiction except under circumstances that will result in compliance with applicable laws and regulations and that will not impose any obligations on us except as set forth in the underwriting agreement.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospective Directive.

This prospectus supplement has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

For the purposes of the above provisions, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU).

United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at, persons who are “qualified investors” for the purposes of Article 2(1)(e) of the Prospectus Directive and (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), (ii) are persons falling within Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the Order and/or (iii) are persons to whom this prospectus supplement may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons. All applicable provisions of the Financial Services and Markets Act 2000 must be complied with respect to anything done in relation to any of the Notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois. Certain legal matters relating to the notes will be passed upon for the underwriters by Mayer Brown LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements of CME Group Inc. appearing in CME Group Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2014, and the effectiveness of CME Group Inc.’s internal control over financial reporting as of December 31, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Debt Securities

Class A Common Stock

Preferred Stock

Warrants

From time to time, we may offer debt securities, Class A Common Stock, Preferred Stock or warrants.

We will provide the specific terms of any offering and the offered securities in supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

We may sell the securities to or through underwriters and also to other purchasers or through agents. The names of the underwriters will be stated in the prospectus supplements and other offering material. We may also sell securities directly to investors.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement or a free writing prospectus.

Our Class A Common Stock is listed on The NASDAQ Global Select Market under the symbol “CME.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Investing in our securities involves risks. You should carefully read and consider the risk factors included in our periodic reports, in any prospectus supplements relating to specific offerings of securities and in other documents that we file with the Securities and Exchange Commission. See “Risk Factors” on page 6.

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of any of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 6, 2012.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may sell, from time to time, any combination of the securities described in this prospectus, in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. Each time that securities are sold, a prospectus supplement or free writing prospectus containing specific information about the terms of that offering, including the securities offered, will be provided. The prospectus supplement or free writing prospectus may also add to, update or change information contained in this prospectus. Statements contained in this prospectus and any accompanying prospectus supplement or other offering material about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents. You should read both this prospectus and any prospectus supplement or free writing prospectus together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information contained in this prospectus or any prospectus supplement or free writing prospectus is accurate on any date other than the date of such document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus or any prospectus supplement or free writing prospectus is delivered or securities are sold on a later date. Neither the delivery of this prospectus or any applicable prospectus supplement or free writing prospectus nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or any applicable prospectus supplement or free writing prospectus or in our affairs since the date of this prospectus or any applicable prospectus supplement or free writing prospectus.

Unless otherwise stated or the context otherwise requires, in this prospectus the terms “CME Group,” “we,” “us” and “our” refer to CME Group Inc. and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy and information statements and other materials with the SEC pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, including CME Group Inc., that file electronically with the SEC. Our reports, proxy statements and other materials can be located by reference to file numbers 001-31553 and 000-33379.

General information about us, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, is available free of charge through our Internet website at http://www.cmegroup.com. Information on our Internet website is not incorporated into this prospectus, any accompanying prospectus supplement or our other securities filings and is not a part of this prospectus or any such prospectus supplement or other securities filings.

INCORPORATION BY REFERENCE

The SEC’s rules allow “incorporation by reference” into this prospectus of information contained in documents that we file with the SEC. This permits us to disclose important information to you by referring you to those filed documents. Any information incorporated by reference is an important part of this prospectus, and any information that we file with the SEC and incorporate herein by reference (or that is so filed and deemed incorporated herein by reference) after the date of this prospectus will be deemed automatically to update and supersede this information. The following documents previously filed with the SEC are incorporated herein by reference (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (including portions of our definitive Proxy Statement for the 2012 Annual Meeting of Shareholders incorporated therein by reference).

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2012, June 30, 2012 and September 30, 2012.

•

Our Current Reports on Form 8-K filed with the SEC on March 15, 2012, April 24, 2012, May 2, 2012, May 25, 2012, May 29, 2012, June 19, 2012, July 6, 2012, September 10, 2012, November 14, 2012 (reports dated November 7, 2012 and November 8, 2012), December 5, 2012 and December 6, 2012.

•

The description of our Class A Common Stock contained in the prospectus included in our Registration Statement on Form S-1 (File No. 333-90106), as amended, which description is incorporated by reference in our Registration Statement on Form 8-A filed with the SEC on November 29, 2002 (File No. 001-31553), including any amendments or reports filed with the SEC for the purpose of updating such description.

Whenever after the date of this prospectus, and before the termination of the offering of the securities made under this prospectus, we file reports or documents under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, those reports and documents will be deemed to be incorporated by reference into this prospectus from the time they are filed (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules). Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, without charge, upon written or oral request, a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus, excluding any exhibits other than exhibits that are specifically incorporated by reference in that information. Requests should be directed to the following address or telephone number:

CME Group Inc.

20 South Wacker Drive

Chicago, Illinois 60606

Tel: (800) 331-3332

Attention: Investor Relations

FORWARD-LOOKING STATEMENTS

From time to time, in this prospectus and the documents we incorporate by reference in this prospectus, as well as in other written reports and oral statements, we discuss our expectations regarding our future performance. Statements and financial discussion and analysis contained herein and in the documents incorporated by reference herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “anticipate,” “could,” “estimate,” “intend,” “may,” “plan,” “expect” and similar expressions, including references to assumptions. These forward-looking statements are based on currently available competitive, financial and economic data, current expectations, estimates, forecasts and projections about the industries in which we operate and management’s beliefs and assumptions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. We want to caution you not to place undue reliance on any forward-looking statements. Among the factors that might affect our performance are:

•	increasing competition by foreign and domestic entities, including increased competition from new entrants into our markets and consolidation of existing entities;

•

our ability to keep pace with rapid technological developments, including our ability to complete the development, implementation and maintenance of the enhanced functionality required by our customers;

•

our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities, and our ability to maintain the competitiveness of our existing products and services, including our ability to provide effective services to the over-the-counter market;

•	our ability to adjust our fixed costs and expenses if our revenues decline;

•	our ability to maintain existing customers, develop strategic relationships and attract new customers;

•	our ability to expand and offer our products outside the United States;

•	changes in domestic and non-U.S. regulations;

•

changes in government policy, including policies relating to common or directed clearing and changes as a result of legislation stemming from the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act;

•	the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others;

•	our ability to generate revenue from our market data that may be reduced or eliminated by the growth of electronic trading, the state of the overall economy or declines in subscriptions;

•

changes in our average rate per contract due to shifts in the mix of the products traded, the trading venue and the mix of customers (whether the customer receives member or non-member fees or participates in one of our various incentive programs) and the impact of our tiered pricing structure;

•	the ability of our financial safeguards package to adequately protect us from the credit risks of clearing members;

•

the ability of our compliance and risk management methods to effectively monitor and manage our risks, including our ability to prevent errors and misconduct and protect our infrastructure against security breaches and misappropriation of our intellectual property assets;

•	changes in price levels and volatility in the derivatives markets and in underlying fixed income, equity, foreign exchange, interest rate and commodities markets;

•

economic, political and market conditions, including the volatility of the capital and credit markets and the impact of economic conditions on the trading activity of our current and potential customers stemming from the continued uncertainty in the financial markets;

•	our ability to execute our growth strategy and maintain our growth effectively;

•	our ability to manage the risks and control the costs associated with our acquisition, investment and alliance strategy;

•	our ability to continue to generate funds and/or manage our indebtedness to allow us to continue to invest in our business;

•	industry and customer consolidation;

•	decreases in trading and clearing activity;

•	the imposition of a transaction tax or user fee on futures and options on futures transactions and/or repeal of the 60/40 tax treatment of such transactions;

•	the unfavorable resolution of material legal proceedings;

•	the seasonality of the futures business; and

•	other risks detailed in our filings with the SEC.

The factors identified above are believed to be important factors, but not necessarily all of the important factors, that could cause actual results to differ materially from those expressed in any forward-looking statement. Unpredictable or unknown factors could also have material adverse effects on us. All forward-looking statements included in this prospectus and in the documents incorporated by reference herein are expressly qualified in their entirety by the foregoing cautionary statements and by the risk factors included in this prospectus and in the documents we incorporate by reference. Except as required by law, rule or regulation, we undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

CME GROUP INC.

This summary highlights information about CME Group. Because it is a summary, it does not contain all the information you should consider before investing in our securities. You should read carefully this entire prospectus, any prospectus supplement and the documents that we incorporate herein and therein by reference, including the sections entitled “Risk Factors” and our financial statements and related notes. You may obtain a copy of the documents that we incorporate by reference without charge by following the instructions in “Where You Can Find More Information.”

Building on the heritage of the futures exchanges for which CME Group Inc. is the holding company, CME Group serves the risk management and investment needs of customers around the globe. We offer the widest range of global benchmark products across all major asset classes based on interest rates, equity indexes, foreign exchange, energy, agricultural commodities, metals, weather and real estate. Our products provide a means for hedging, speculation and allocating assets relating to the risks associated with, among other things, interest rate sensitive instruments, equity ownership, changes in the value of foreign currency, credit risk and changes in the prices of commodities. Our major product lines are traded through our electronic trading platform and our trading facilities in New York and Chicago. We also provide clearing and settlement services for over-the-counter contracts on a range of product lines, including interest rate swaps, credit default swaps, energy and agricultural commodities, and for exchange-traded contracts.

CME Group Inc. is a Delaware corporation incorporated in 2001. CME Group Inc.’s Class A Common Stock is listed on The NASDAQ Global Select Market under the symbol “CME.” Our principal executive offices are located at 20 South Wacker Drive, Chicago, Illinois 60606, and our telephone number is 312-930-1000.

RISK FACTORS

Investing in our securities involves risks. Before you decide whether to purchase any of our securities, in addition to the other information, documents or reports included or incorporated by reference into this prospectus and any prospectus supplement or other offering materials, you should carefully consider the risk factors in the section entitled “Risk Factors” in any prospectus supplement as well as our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed subsequently to the Annual Report on Form 10-K, which are incorporated by reference into this prospectus and any prospectus supplement in their entirety, as the same may be amended, supplemented or superseded from time to time by our filings under the Exchange Act. For more information, see “Where You Can Find More Information.” These risks could materially and adversely affect our business, results of operations and financial condition and could result in a partial or complete loss of your investment.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement or other offering material, we will use the net proceeds from the sale of the securities described in this prospectus for general corporate purposes. We may temporarily invest the net proceeds or use them to repay short term debt until they are used for their stated purpose.

DESCRIPTION OF DEBT SECURITIES

Senior and Subordinated Debt Securities

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities will either be senior debt securities or subordinated debt securities. Senior debt securities will be issued under a senior indenture dated as of August 12, 2008 between us and U.S. Bank National Association, as trustee, and subordinated debt securities will be issued under a subordinated indenture, to be entered into between us and U.S. Bank National Association, as trustee. This prospectus sometimes refers to the senior indenture and the subordinated indenture collectively as the indentures. The senior indenture and a form of the subordinated indenture have been filed as exhibits to the registration statement of which this prospectus forms a part.

We may also issue debt securities under a separate, new indenture. If that occurs, we will describe any differences in the terms of any series or issue of debt securities in the prospective supplement relating to that series or issue.

The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indentures (and any amendments or supplements we may enter into from time to time as permitted under each indenture) and the debt securities, including the definitions therein of certain terms.

As used in this “Description of Debt Securities,” the terms “CME Group,” “we,” “our” and “us” refer to CME Group Inc., a Delaware corporation, and do not, unless otherwise provided, include subsidiaries of CME Group Inc.

General

Unless otherwise specified in a prospectus supplement, the debt securities will be direct unsecured obligations of CME Group. The senior debt securities will rank equally with any of our other unsecured senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to any senior debt, as defined, and described more fully, under “—Subordination,” to the extent and in the manner set forth in the subordinated indenture.

The indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture and will be equal in ranking.

In the event that our secured creditors, if any, exercise their rights with respect to our assets pledged to them, our secured creditors would be entitled to be repaid in full from the proceeds of those assets before those proceeds would be available for distribution to our other creditors, including the holders of debt securities of any series.

CME Group’s subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the debt securities of any series or to make any funds available to CME Group, whether by dividend, loan or other payment, unless such subsidiaries guarantee the debt securities issued by CME Group. Therefore, without such guarantees, the assets of CME Group’s subsidiaries will be subject to the prior claims of all their respective creditors, including the lenders under any credit facilities maintained by our subsidiaries and trade creditors of our subsidiaries. The payment of dividends or the making of loans or advances to CME Group by its subsidiaries may be subject to contractual, statutory or regulatory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

Prospectus Supplement

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

•	the title of the debt securities and whether they are senior debt securities or subordinated debt securities;

•	any limit on the aggregate principal amount of debt securities of such series;

•	the purchase price for the debt securities and the denominations of the debt securities, if other than denominations of $1,000 or any integral multiple of $1,000;

•	the date or dates upon which the debt securities are payable and whether the stated maturity date may be extended or the method used to determine or extend those dates;

•	the rate or rates at which the debt securities of the series shall bear interest, if any, which may be fixed or variable, or the method by which such rate or rates shall be determined;

•	the basis for calculating interest if other than a 360-day year of twelve 30-day months;

•	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

•

the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date, or the method by which such date or dates shall be determined;

•	the right, if any, to extend the interest payment periods and the duration of any such deferral period;

•	any provisions that would determine payments on the debt securities by reference to any index, formula or other method, and the manner of determining the amount of such payments;

•

the place or places where payments on the debt securities will be payable, where any securities may be surrendered for registration of transfer, exchange or conversion, as applicable, and notices and demands may be delivered to or upon us pursuant to the applicable indenture;

•	the rate or rates of amortization of the debt securities, if any;

•

our obligation or discretion, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which, the price or prices at which and the other terms and conditions upon which any debt securities of such series shall be redeemed, in whole or in part, pursuant to such obligation;

•	the terms and conditions, if any, regarding the mandatory conversion or exchange of debt securities;

•

the period or periods within which, the price or prices at which, and the terms and conditions upon which any debt securities of the series may be redeemed, in whole or in part, at our option and, if other than by a board resolution, the manner in which any election by us to redeem the debt securities shall be evidenced;

•	any restriction or condition on the transferability of the debt securities of a particular series;

•

the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an event of default, as defined below, if other than the full principal amount;

•

the currency or currencies in which the debt securities will be denominated and in which principal, any premium and any interest will or may be payable or a description of any units based on or relating to a currency or currencies in which the debt securities will be denominated;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

•

any deletions from or modifications or additions to the events of default or our covenants with respect to the applicable series of debt securities, and any provision for the suspension of certain covenants based on credit ratings or other criteria applicable to us or securities issued by us;

•	the application, if any, of the terms of the applicable indenture relating to defeasance and covenant defeasance, which terms are described below, to the debt securities;

•	the terms, if any, upon which the holders may convert or exchange the debt securities into or for our common stock, Preferred Stock or other securities or property;

•	whether we are issuing the debt securities in whole or in part in global form;

•	the depositary for global or certificated debt securities;

•	the names of any trustees, depositaries, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities;

•

to whom any interest on any debt security shall be payable, if other than the person in whose name the security is registered on the record date for such interest, and the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid if other than in the manner provided in the applicable indenture;

•

if the principal amount payable at the stated maturity of any debt security of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such debt securities as of any such date for any purpose, including the principal amount thereof which shall be due and payable upon any maturity other than the stated maturity or which shall be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined);

•

whether, under what circumstances and the currency in which we will pay any additional amounts on the debt securities as contemplated in the applicable indenture in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay such additional amounts (and the terms of any such option);

•	whether and the extent to which the debt securities are entitled to the benefits of any guarantees by any of our subsidiaries or any other form of guarantee;

•	whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities; and

•	any other specific terms of the debt securities not inconsistent with the indenture.

Unless otherwise specified in a prospectus supplement, the debt securities will not be listed on any securities exchange and will be issued in fully-registered form without coupons.

Holders of the debt securities may present their securities for exchange and may present registered debt securities for transfer in the manner described in the applicable prospectus supplement. Except as limited by the applicable indenture, we will provide these services without charge, other than any tax or other governmental charge payable in connection with the exchange or transfer.

Debt securities may bear interest at a fixed rate or a variable rate, as specified in the prospectus supplement. In addition, if specified in the prospectus supplement, we may sell debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate, or at a discount below their stated principal amount. We will describe in the prospectus supplement any special federal income tax considerations applicable to these discounted debt securities.

Subordination

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to any existing senior debt of CME Group.

Under the subordinated indenture, senior debt means all amounts due on obligations in connection with any of the following, whether outstanding at the date of execution of the subordinated indenture or thereafter incurred or created:

•	the principal of (and premium, if any) and interest due on our indebtedness for borrowed money and indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by us;

•	any of our obligations as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles;

•	all of our obligations for the reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

•

all of our obligations in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

•	all obligations of the types referred to above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise; and

•	all obligations of the types referred to above of other persons secured by any lien on any property or asset of ours (whether or not such obligation is assumed by us).

However, senior debt does not include:

•

any indebtedness which, by its terms or the terms of the instrument creating or evidencing it, expressly provides that it has a subordinate or equal right of payment with the subordinated debt securities;

•	indebtedness incurred in the form of trade accounts payable or accrued liabilities arising in the ordinary course of business;

•	any indebtedness of CME Group to any of its subsidiaries;

•	any liability for federal, state, local or other taxes owed or owing by us; and

•	the portion of indebtedness we may incur in violation of the subordinated indenture.

Senior debt shall continue to be senior debt and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such senior debt.

Unless otherwise noted in the prospectus supplement, if we default in the payment of any principal of (or premium, if any) or interest on any senior debt when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, we will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise) in respect of the principal of or interest on the subordinated debt securities or in respect of any redemption, retirement, purchase or other requisition of any of the subordinated debt securities.

In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due on the senior debt, including amounts due on acceleration, before the holders of the subordinated debt securities will be entitled to receive any payment of principal (and premium, if any) or interest on the subordinated debt securities.

If any of the following events occurs, we will pay in full all senior debt before we make any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, to any holder of subordinated debt securities:

•	any dissolution or winding-up or liquidation or reorganization of CME Group, whether voluntary or involuntary or in bankruptcy, insolvency or receivership;

•	any general assignment by us for the benefit of creditors; or

•	any other marshaling of our assets or liabilities.

In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of senior debt in accordance with the priorities then existing among such holders until all senior debt has been paid in full. If any payment or distribution under the subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the subordinated indenture and before all the senior debt has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and paid over or delivered and transferred to, the holders of the senior debt at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all senior debt remaining unpaid to the extent necessary to pay all such senior debt in full.

The subordinated indenture does not limit the issuance of additional senior debt.

Restrictive and Maintenance Covenants

We will describe any restrictive and maintenance covenants, including restrictions on any subsidiary, for any series of debt securities in the prospectus supplement and/or other offering material for each offering of such debt securities.

Consolidation, Merger, Sale of Assets and Other Transactions

Unless otherwise noted in a prospectus supplement, we will not merge with or into or consolidate with any other person or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any other person other than a direct or indirect wholly-owned subsidiary of ours, and we will not permit any person (other than a direct or indirect wholly-owned subsidiary of ours) to merge with or into or consolidate with us or sell, assign, transfer, lease or convey all or substantially all of its properties and assets to us, unless:

•

we are the surviving corporation or, in case we merge into or consolidate with another person or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any person, the person into which we are merged or formed by such consolidation or the person which acquires or leases all or substantially all of our properties and assets is a corporation, partnership or trust organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of our obligations under the applicable indenture;

•	immediately after giving effect to such transaction, no default or event of default under the applicable indenture has occurred and is continuing; and

•

we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable indenture provisions described in this paragraph and that all conditions precedent provided for in the applicable indenture relating to such transaction have been complied with.

Events of Default, Notice and Waiver

Unless a prospectus supplement states otherwise, the following shall constitute events of default under the indentures with respect to each series of debt securities:

•	our failure to pay any interest on any debt security of such series when due and payable, continued for 30 days;

•

our failure to pay principal (or premium, if any) on any debt security of such series when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise, or is required by any sinking fund established with respect to such series;

•	our failure to observe or perform any other of its covenants or warranties with respect to such debt securities for 90 days after we receive notice of such failure;

•	certain events of bankruptcy, insolvency or reorganization of CME Group; and

•	any other event of default provided with respect to debt securities of that series.

If an event of default with respect to any debt securities of any series outstanding under either of the indentures shall occur and be continuing, the trustee under such indenture or the holders of at least 25% in aggregate principal amount of the debt securities of that series outstanding may declare, by notice as provided in the applicable indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the debt securities of that series outstanding to be due and payable immediately; provided that, in the case of an event of default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived. Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable. Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof.

Any past default under either indenture with respect to debt securities of any series, and any event of default arising therefrom, may be waived by the holders of a majority in principal amount of all debt securities of such series outstanding under such indenture, except in the case of (1) default in the payment of the principal of (or premium, if any) or interest on any debt securities of such series or (2) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of such series affected.

The trustee is required within 90 days after the occurrence of an event of default (which is known to the trustee and is continuing), with respect to the debt securities of any series (without regard to any grace period or notice requirements), to give to the holders of the debt securities of such series notice of such event of default.

The trustee, subject to its duties during an event of default to act with the required standard of care, may require indemnification by the holders of the debt securities of any series with respect to which an event of default has occurred before proceeding to exercise any right or power under the indentures at the request of the holders of the debt securities of such series. Subject to such right of indemnification and to certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series under either indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, provided that such direction shall not be in conflict with any rule of law or with the applicable indenture and the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

No holder of a debt security of any series may institute any action against us under either of the indentures (except actions for payment of overdue principal of (and premium, if any) or interest on such debt security or for the conversion or exchange of such debt security in accordance with its terms) unless:

•

the holder has given to the trustee written notice of an event of default and of the continuance thereof with respect to the debt securities of such series specifying an event of default, as required under the applicable indenture;

•

the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding under such indenture shall have requested the trustee to institute such action and offered to the trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request;

•	the trustee shall not have instituted such action within 60 days of such request; and

•	no direction inconsistent with such written request has been given to the trustee during such 60–day period by the holders of a majority in principal amount of the debt securities of that series.

We are required to furnish periodically to the trustee statements as to our compliance with all conditions and covenants under each indenture.

Discharge, Defeasance and Covenant Defeasance

We may discharge or defease our obligations under the indenture as set forth below, unless otherwise indicated in a prospectus supplement.

We may discharge certain obligations to holders of any series of debt securities issued under either the senior indenture or the subordinated indenture which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee money in an amount sufficient to pay and discharge the entire indebtedness on such debt securities not previously delivered to the trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the stated maturity or redemption date, as the case may be, and we have paid all other sums payable under the applicable indenture.

If indicated in a prospectus supplement, we may elect either (1) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as otherwise provided in the relevant indenture) (referred to as defeasance) or (2) to be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series (referred to as covenant defeasance), upon the deposit with the relevant indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (1) above, must refer to and be based upon a ruling of the IRS or a change in applicable federal income tax law occurring after the date of the relevant indenture. In addition, in the case of either defeasance or covenant defeasance, we must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

We may exercise our defeasance option with respect to such debt securities notwithstanding our prior exercise of our covenant defeasance option.

Modification and Waiver

Under the indentures, we and the applicable trustee may supplement the indentures for certain purposes which would not have a material adverse affect on the interests or rights of the holders of debt securities of a series without the consent of those holders. We and the applicable trustee may also modify the indentures or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under the indenture. However, the indentures require the consent of each holder of debt securities that would be affected by any modification which would:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt securities of any series;

•	reduce the principal amount of, or the rate of interest on, or any premium payable upon the redemption of, any debt securities of any series;

•

change our obligation to pay any additional amounts required to be paid in respect of certain taxes, assessments or governmental charges imposed on holders of the debt securities, as the case may be, except as otherwise contemplated by the applicable indenture;

•	reduce the amount of principal of an original issue discount debt security or any other debt security that would be payable upon declaration of acceleration of the maturity thereof;

•	change the place of payment where, or the currency in which, any debt security or any premium or interest thereon is payable;

•

impair the right to institute suit for the enforcement of any payment on or with respect to any debt security on or after the stated maturity thereof (or in the case of a redemption, on or after the redemption date);

•

reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indentures or for waiver of compliance with certain provisions of the indentures or for waiver of certain defaults thereunder and their consequences;

•

make any change that adversely affects the right to convert or exchange any debt security or decreases the conversion or exchange rate or increases the conversion price of any convertible or exchangeable debt security; or

•

modify any of the above provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions cannot be modified or waived without the consent of the holder of each outstanding debt security affected thereby.

The indentures permit the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series issued under the indentures which is affected by the modification or amendment to waive our compliance with certain covenants contained in the indentures.

The subordinated indenture may not be amended to alter the subordination of any outstanding subordinated debt securities without the consent of each holder of then outstanding senior indebtedness that would be adversely affected by the amendment.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest.

Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. Notwithstanding the foregoing, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by us will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All monies paid by us to a paying agent for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to us upon request, and the holder of such debt security shall thereafter, as an unsecured general creditor, look only to us for payment thereof.

Global Debt Securities

We may issue registered debt securities in global form. This means that one “global” debt security would be issued to represent a number of registered debt securities. The denomination of the global debt security would equal the aggregate principal amount of all registered debt securities represented by that global debt security.

We will deposit any registered debt securities issued in global form with a depositary, or with a nominee of the depositary, that we will name in the applicable prospectus supplement for each offering of such debt securities. Any person holding an interest in the global debt security through the depositary will be considered the “beneficial” owner of that interest. A “beneficial” owner of a security is able to enjoy rights associated with ownership of the security, even though the beneficial owner is not recognized as the legal owner of the security. The interest of the beneficial owner in the security is considered the “beneficial interest.” We will register the debt securities in the name of the depositary or the nominee of the depositary, as appropriate.

The depositary or its nominee may only transfer a global debt security in its entirety and only in the following circumstances:

•	by the depositary for the registered global security to a nominee of the depositary;

•	by a nominee of the depositary to the depositary or to another nominee of the depositary; or

•	by the depositary or the nominee of the depositary to a successor of the depositary or to a nominee of the successor.

These restrictions on transfer would not apply to a global debt security after the depositary or its nominee, as applicable, exchanged the global debt security for registered debt securities issued in definitive form.

We will describe the specific terms of the depositary arrangement with respect to any series of debt securities represented by a registered global security in the prospectus supplement for the offering of that series. We anticipate that the following provisions will apply to all depositary arrangements for debt securities represented by a registered global security.

Ownership of beneficial interests in a registered global security will be limited to (1) participants that have accounts with the depositary for the registered global security and (2) persons that may hold interests through those participants. Upon the issuance of a registered global security, the depositary will credit each participant’s account on the depositary’s book-entry registration and transfer system with the principal amount of debt securities represented by the registered global security beneficially owned by that participant. Initially, the dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts that the depositary should credit.

Ownership of beneficial interests in the registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary for the registered global security, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that purchasers of securities regulated by the laws of those states take physical delivery of the securities in definitive form. Those laws may impair the ability to own, transfer or pledge beneficial interests in registered global securities.

As long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, that depositary or its nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the applicable indenture. Owners of beneficial interests in a registered global security generally will not:

•	be entitled to have the debt securities represented by the registered global security registered in their own names;

•	receive or be entitled to receive physical delivery of the debt securities in definitive form; and

•	be considered the owners or holders of the debt securities under the applicable indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if that person owns through a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the applicable indenture.

We understand that under existing industry practices, if we request any action of holders of debt securities or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder of debt securities is entitled to give or take under the applicable indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal, any premium and any interest on a registered global security to the depositary or its nominee. None of CME Group, the trustee or any other agent of CME Group or of the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for any registered global security, upon receipt of any payment of principal (or premium, if any) or interest in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary.

We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security owned through the participants.

We will issue our debt securities in definitive form in exchange for a registered global security, if the depositary for such registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act and if a successor depositary registered as a clearing agency under the Exchange Act is not appointed within 90 days and under such other circumstances, if any, as may be described in an applicable prospectus supplement. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by a registered global security and, in such event, will issue debt securities of the series in definitive form in exchange for the registered global security.

We will register any debt securities issued in definitive form in exchange for a registered global security in such name or names as the depositary shall instruct the trustee. We expect that the depositary will base these instructions upon directions received by the depositary from participants with beneficial interests in the registered global security.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable, in which case the Trust Indenture Act will govern.

Concerning the Trustee

We anticipate appointing U.S. Bank National Association, the trustee under the indentures, as the paying agent, conversion agent, registrar and custodian with regard to the debt securities. As of the date of this prospectus, U.S. Bank National Association is a lender under our multi-currency revolving senior credit facility and under the 364-day revolving credit facility of our subsidiary Chicago Mercantile Exchange Inc. The trustee or its affiliates may in the future provide banking and other services to us and our subsidiaries in the ordinary course of their respective businesses.

DESCRIPTION OF CAPITAL STOCK

The following is a description of our capital stock. The following description is a summary and is qualified in its entirety by reference to our certificate of incorporation, our bylaws and the relevant provisions of Delaware law.

As used in this “Description of Capital Stock,” the terms “CME Group,” “we,” “our” and “us” refer to CME Group Inc., a Delaware corporation, and do not, unless otherwise provided, include subsidiaries of CME Group Inc.

General

Our authorized capital stock of 1,010,003,138 shares consists of the following:

•	1,000,000,000 authorized shares of Class A Common Stock;

•	625 authorized shares of Class B-1 Common Stock;

•	813 authorized shares of Class B-2 Common Stock;

•	1,287 authorized shares of Class B-3 Common Stock;

•	413 authorized shares of Class B-4 Common Stock; and

•	10,000,000 authorized shares of Preferred Stock.

The term “Class B Common Stock” means, collectively, Class B-1 Common Stock, Class B-2 Common Stock, Class B-3 Common Stock and Class B-4 Common Stock. As of November 30, 2012, there were 333,404,215 shares of Class A Common Stock, 625 shares of Class B-1 Common Stock, 813 shares of Class B-2 Common Stock, 1,287 shares of Class B-3 Common Stock and 413 shares of Class B-4 Common Stock issued and outstanding. As of November 30, 2012, we had no shares of our Preferred Stock issued and outstanding. From time to time in this prospectus, we refer to the Class A Common Stock and Class B Common Stock collectively as the common stock.

Common Stock

With the exception of the matters reserved to holders of our Class B Common Stock, holders of common stock vote together on all matters for which a vote of common shareholders is required. In these votes, each holder of shares of our Class A Common Stock or Class B Common Stock has one vote per share. Matters reserved to the holders of our Class B Common Stock, votes applicable to each class of Class B Common Stock in these matters and certain voting restrictions on holders of our Class B Common Stock are described below under “—Additional Provisions of Class B Common Stock.”

Holders of our common stock are entitled to receive proportionately such dividends, if any, as may be declared by our board of directors, subject to any preferential dividend rights of outstanding Preferred Stock. Holders of our common stock have no conversion, preemptive or subscription rights. In the event of any liquidation, dissolution or winding-up of our affairs, and subject to the rights of any outstanding series of our Preferred Stock, holders of our Class A Common Stock and Class B Common Stock are entitled to receive a distribution of the remaining assets on a pro rata basis.

Additional Provisions of Class B Common Stock

Our authorized shares of Class B Common Stock are divided into four classes, with the following characteristics:

Class	Maximum Number of Shares	Associated Exchange Membership	Number of Directors Class Can Elect	Number of Votes Per Shares on “Core Rights”
B-1	625	Chicago Mercantile Exchange Division	3	6
B-2	813	International Monetary Market Division	2	2
B-3	1,287	Index and Option Market Division	1	1
B-4	413	Growth and Emerging Markets Division	0	1/6

Associated Exchange Membership. Each class of CME Group Class B Common Stock is associated with a membership in a specific division for trading at CME. A CME trading right is a separate asset that is not part of or evidenced by the associated share of Class B Common Stock of CME Group. The Class B Common Stock of CME Group is intended only to ensure that the Class B shareholders of CME Group retain rights with respect to representation on our board of directors and approval rights with respect to the Core Rights described below.

Commitment to Open Outcry. Our certificate of incorporation includes a commitment to maintain open outcry floor trading on CME for a particular traded product as long as the open outcry market meets certain liquidity thresholds. The commitment requires us to maintain a facility for conducting business, for disseminating price information and for clearing and delivery and to provide reasonable financial support for technology, marketing and research for open outcry markets. If a market is deemed illiquid as a result of a failure to meet the liquidity thresholds, our board of directors may determine whether that market will be closed.

Voting on Core Rights. Holders of shares of our Class B Common Stock have the right to approve changes to specified rights relating to the trading privileges at CME associated with those shares. These “Core Rights” consist of:

•	the allocation of products that a holder of trading rights is permitted to trade through CME;

•	the trading floor access rights and privileges of a member;

•	the number of memberships in each membership class and the number of authorized and issued shares of Class B Common Stock associated with that class; and

•	the eligibility requirements to exercise trading rights or privileges.

Votes on changes to Core Rights are weighted by class. Each class of Class B Common Stock has the following number of votes on matters relating to Core Rights: Class B-1 Common Stock, six votes per share; Class B-2 Common Stock, two votes per share; Class B-3 Common Stock, one vote per share; and Class B-4 Common Stock, one-sixth of one vote per share. The approval of a majority of the votes cast by the holders of shares of Class B Common Stock is required in order to approve any changes to Core Rights. Holders of shares of Class A Common Stock do not have the right to vote on changes to Core Rights.

Under Delaware law, changes to the number of authorized shares of a class also require the approval of the holders of a majority of the outstanding shares of that class. Otherwise, changes may be effected upon the approval of a majority of the votes cast by the holders of shares of our Class B Common Stock. This means that, because of our weighted voting mechanism, a change to Core Rights may be effected by the approval of the holders of the Class B-1 shares, even though the holders of shares of the other classes of our Class B Common Stock voted against the change.

Election of Directors. Our certificate of incorporation provides that the number of directors that shall constitute the whole board of directors shall be fixed exclusively by one or more resolutions adopted by our board of directors, which number shall not exceed 30. Our board of directors is currently composed of 30 members. Holders of Class B-1 Common Stock, Class B-2 Common Stock and Class B-3 Common Stock have the right to elect six directors to our board of directors, of which three are elected by Class B-1 shareholders, two are elected by Class B-2 shareholders and one is elected by Class B-3 shareholders. The remaining 24 directors, which we refer to as equity directors, are elected by the holders of our Class A Common Stock and Class B Common Stock, voting together as a class. We have a nominating committee composed of six directors. Nominees for election as equity directors are nominated for election by our board of directors upon the recommendation of our nominating committee. The holders of the Class B-1 Common Stock, Class B-2 Common Stock and Class B-3 Common Stock have the right to elect members of nominating committees for their respective class, which are responsible for nominating candidates for election by their class. Our certificate of incorporation requires that director candidates for election by a class of Class B Common Stock own, or be recognized under our rules as the owner of, at least one share of that class.

Voting Restrictions. Our certificate of incorporation provides that, with respect to any election of directors or Core Rights, any person or group that beneficially owns 15% or more of any class of Class B Common Stock may, for so long as such person or group owns such percentage, vote only the number of shares of that class of Class B Common Stock for which it owns an equivalent percentage of Class A Common Stock.

Transfer Restrictions. Shares of our Class B Common Stock are also subject to transfer restrictions contained in our certificate of incorporation. These transfer restrictions prohibit the sale or transfer of any shares of our Class B Common Stock separate from the sale of the associated membership interest in our exchange. No membership in our exchange may be sold unless the purchaser also acquires the associated share of Class B Common Stock.

Preferred Stock

We are authorized to issue up to 10 million shares of Preferred Stock. Our certificate of incorporation authorizes our board of directors to issue these shares in one or more series; to establish from time to time the number of shares to be included in each series; and to fix the relative powers, rights, designations, preferences, qualifications, limitations and restrictions of the shares of each wholly unissued series. Our board of directors may increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our shareholders. Our board of directors may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock.

When CME Group issues Preferred Stock, we will provide specific information about the particular series being offered in a prospectus supplement. This information will include some or all of the following:

•	the title or designation of the series;

•

the number of shares of the series, which the board of directors of CME Group may thereafter (except where otherwise provided in the designations for such series) increase or decrease (but not below the number of shares of such series then outstanding);

•	whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the series;

•

the conditions upon which and the dates at which dividends, if any, will be payable, and the relation that such dividends, if any, will bear to the dividends payable on any other series or classes of stock;

•	the redemption rights and price or prices, if any, for shares of the series and at whose option such redemption may occur, and any limitations, restrictions or conditions on such redemption;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on and the preferences, if any, of shares of the series, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of CME Group;

•

whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security of CME Group or any other entity, and, if so, the specification of such other class or series or such other security, the conversion price or prices or exchange rate or rates, any adjustments thereof, the date or dates as of which such shares will be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

•	whether the Preferred Stock being offered will be listed on any securities exchange;

•	if necessary, a discussion of certain federal income tax considerations applicable to the Preferred Stock being offered;

•	the voting rights, in addition to the voting rights provided by law, if any, of the holders of shares of such series; and

•	any other relative rights, preferences, limitations and powers not inconsistent with applicable law, our certificate of incorporation then in effect or our bylaws then in effect.

Upon issuance, the shares of Preferred Stock will be fully paid and non-assessable, which means that its holders will have paid their purchase price in full and we may not require them to pay additional funds.

Indemnification of Directors and Executive Officers and Limitation of Liability

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) authorizes a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended.

As permitted by Delaware law, our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our shareholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL regarding unlawful dividends and stock purchases; or (4) for any transaction from which the director derived an improper personal benefit.

As permitted by Delaware law, our certificate of incorporation and our bylaws provide that (1) we are permitted to indemnify our directors, officers and other employees and agents to the fullest extent permitted by Delaware law; (2) we are permitted to advance expenses, as incurred, to our directors, officers and other employees and agents in connection with defending a legal proceeding if we have received an undertaking by the person receiving such advance to repay all amounts advanced if it should be determined that he or she is not entitled to be indemnified by us; and (3) the rights conferred in our certificate of incorporation and our bylaws are not exclusive.

Other Certificate of Incorporation and Bylaw Provisions

Our certificate of incorporation and bylaws include a number of anti-takeover provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

Classified Board of Directors; Removal for Cause; Filling Vacancies. Our certificate of incorporation provides for a classified board of directors until the annual meeting of shareholders to be held in 2014. Accordingly, all of our directors are currently serving for terms that expire at the annual meeting of shareholders to be held in 2014. Beginning at the annual meeting of shareholders to be held in 2014, all directors will be elected annually for terms expiring at the next succeeding annual meeting. Directors elected by Class A and Class B shareholders may be removed only by the affirmative vote of the holders of not less than two-thirds of the outstanding votes entitled to vote in the election of the director to be removed, and, until the annual meeting of shareholders to be held in 2013, a director can be removed only for cause. Vacancies on our board of directors resulting from any such removal or for any other reason are to be filled by a majority of our board of directors, and any director elected to fill such a vacancy will have the same remaining term as that of his or her predecessor, but any Class B vacancy must be filled from among the candidates who ran in the previous election for that directorship with the candidates being selected to fill the vacancy in the order of the aggregate number of votes received in the previous election. The inability of shareholders to fill vacancies on our board of directors, the greater-than-majority vote required to remove directors, and, until the annual meeting of shareholders to be held in 2014, the classification of directors and the inability of shareholders to remove directors without cause will make it more difficult to change the composition of our board of directors.

Advance Notice Requirements. Our bylaws establish advance notice procedures with regard to shareholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of shareholders. These procedures provide that notice of shareholder proposals must be timely and given in writing to our Secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be delivered to our Secretary at our principal executive offices not fewer than 90 days or more than 120 days prior to the first anniversary of the preceding year’s annual meeting of shareholders. The notice must contain the information required by our bylaws, including information regarding the proposal and the proponent.

Special Meetings of Shareholders. Our certificate of incorporation and bylaws deny shareholders the right to call a special meeting of shareholders. Our certificate of incorporation and bylaws provide that only the chairman of our board or a majority of the board of directors may call special meetings of the shareholders.

No Written Consent of Shareholders. Our certificate of incorporation requires all shareholder actions to be taken by a vote of the shareholders at an annual or special meeting and does not permit the shareholders to act by written consent, without a meeting.

Amendment of Certificate of Incorporation and Bylaws. Our certificate of incorporation generally requires the approval of not less than two-thirds of the voting power of all outstanding shares of common stock entitled to vote to amend any bylaws by shareholder action or the certificate of incorporation provisions described in this “—Other Certificate of Incorporation and Bylaw Provisions” section. Only our Class B shareholders may amend provisions of our certificate of incorporation relating to the Core Rights described above.

Delaware Takeover Statute

We are subject to Section 203 of the DGCL (“Section 203”). Subject to exceptions set forth in Section 203, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include generally:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•

any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder except (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation, which securities were outstanding prior to the time that the interested stockholder became such, (b) pursuant to a merger of a parent and a wholly-owned subsidiary meeting specified criteria, (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the corporation which security is distributed pro rata to all holders of a class or series of stock of the corporation subsequent to the time the interested stockholder became such, (d) pursuant to an exchange offer by the corporation to purchase stock made on the same terms to all holders of said stock or (e) any issuance or transfer of stock by the corporation; provided however, that in no case under the provisions described in the immediately-preceding clauses (c) through (e) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the corporation or of the voting stock of the corporation;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person.

Transfer Agent

The Transfer Agent and Registrar for our Class A Common Stock is Computershare Investor Services, LLC.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, Class A Common Stock or Preferred Stock, collectively referred to as the underlying warrant securities, and such warrants may be issued independently or together with any of the underlying warrant securities and may be attached to or separate from such underlying warrant securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the specific terms of any warrants offered thereby, including:

•	the title or designation of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies or currency units, in which the exercise price of such warrants may be payable;

•

the designation, aggregate principal amount and terms of the underlying warrant securities purchasable upon exercise of such warrants, and the procedures and conditions relating to the exercise of the warrant securities;

•	the price at which the underlying warrant securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the underlying warrant securities with which such warrants are issued and the number of such warrants issued with each such underlying warrant security;

•

if applicable, the currency or currencies, including composite currencies or currency units, in which any principal, premium, if any, or interest on the underlying warrant securities purchasable upon exercise of such warrants will be payable;

•	if applicable, the date on and after which such warrants and the related underlying warrant securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if necessary, a discussion of certain federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

RATIOS OF EARNINGS TO FIXED CHARGES AND TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. No shares of our Preferred Stock were outstanding during such periods. Accordingly, the ratio of earnings to combined fixed charges and preference dividends is not separately stated from the ratio of earnings to fixed charges.

	Nine Months Ended September 30, 2012	Year Ended December 31,
		2011	2010	2009	2008	2007
Ratio of earnings to fixed charges(1)	14.63x	15.98x	12.43x	10.92x	19.19x	105.93x

(1)	The ratio of earnings to fixed charges is calculated by dividing earnings, as defined, by fixed charges, as defined. For this purpose, “earnings” consist of income before income taxes, plus fixed charges and “fixed charges” consist of interest incurred and the interest portion of rent expense.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement or other offering material, Kathleen M. Cronin, our General Counsel, and/or Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois, will pass upon certain legal matters for us in connection with the securities offered by this prospectus. As of November 30, 2012, Kathleen M. Cronin beneficially owned 64,814 shares of our Class A Common Stock, including options exercisable within 60 days of November 30, 2012 to purchase 47,345 shares of our Class A Common Stock.

Underwriters, dealers or agents, if any, who we will identify in the applicable prospectus supplement and other offering material, may have their counsel pass upon certain legal matters in connection with the securities offered by this prospectus.

EXPERTS

The consolidated financial statements of CME Group Inc. appearing in CME Group Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2011 (including the schedule appearing therein), and the effectiveness of CME Group Inc.’s internal control over financial reporting as of December 31, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$

CME Group Inc.

            % Notes due 2025

Prospectus Supplement

                    , 2015

Joint Book-Running Managers

Barclays

BofA Merrill Lynch

BMO Capital Markets

Citigroup

Credit Suisse

Lloyds Securities

MUFG

Wells Fargo Securities